Exhibit 10.1

BRIDGE FACILITY CREDIT AGREEMENT
Dated as of March 27, 2026
among
SONIC AUTOMOTIVE, INC.,
as the Company
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, and
THE OTHER LENDERS PARTY HERETO
and
PNC CAPITAL MARKETS LLC
as Sole Lead Arranger and Sole Bookrunner

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5.01	Existence, Qualification and Power; Compliance with Laws	52
5.02	Authorization; No Contravention	52
5.03	Governmental Authorization; Other Consents	52
5.04	Binding Effect	52
5.05	Financial Statements; No Material Adverse Effect; No Internal Control Event	52
5.06	Litigation	53
5.07	No Default	53
5.08	Ownership of Property	53
5.09	Environmental Compliance	53
5.10	Insurance	53
5.11	Taxes	54
5.12	ERISA Compliance	54
5.13	Subsidiaries; Equity Interests	54
5.14	Margin Regulations; Investment Company Act	55
5.15	Disclosure	55
5.16	Compliance with Laws	55
5.17	Intellectual Property; Licenses, Etc	55
5.18	Books and Records	55
5.19	[Reserved]	55
5.20	[Reserved]	55
5.21	Solvency	56
5.22	Labor Matters	56
5.23	Acquisitions	56
5.24	Real Estate Indebtedness	56
5.25	Service Loaner Vehicles	56
5.26	Permitted Third Party Service Loaner Indebtedness; Permitted Silo Indebtedness	56
5.27	OFAC	56
5.28	Anti Corruption Laws	56
5.29	EEA Financial Institutions	57
5.30	Taxpayer Identification Number	57
5.31	Beneficial Ownership Certificate	57
5.32	Covered Entities	57
ARTICLE VI AFFIRMATIVE COVENANTS		57
6.01	Financial Statements	57
6.02	Certificates; Other Information	59
6.03	Notices	61
6.04	Payment of Obligations	62
6.05	Preservation of Existence, Etc.; Maintenance of Vehicle Title Documentation	62
6.06	Maintenance of Properties; Repairs	62
6.07	Maintenance of Insurance	62
6.08	Compliance with Laws and Contractual Obligations	63
6.09	Books and Records	63
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6.10	Inspection Rights; Environmental Reports	63
6.11	Use of Proceeds	63
6.12	[Reserved]	63
6.13	[Reserved]	63
6.14	[Reserved]	63
6.15	Further Assurances	63
6.16	[Reserved]	63
6.17	Notices regarding Indebtedness	64
6.18	[Reserved]	64
6.19	[Reserved]	64
6.20	Anti Corruption Laws; Sanctions	64
6.21	[Reserved]	64
ARTICLE VII NEGATIVE COVENANTS		64
7.01	[Reserved]	64
7.02	Investments	64
7.03	Indebtedness	65
7.04	Fundamental Changes	66
7.05	Dispositions	67
7.06	Restricted Payments	67
7.07	Change in Nature of Business	68
7.08	Transactions with Affiliates	68
7.09	Burdensome Agreements	68
7.10	Use of Proceeds	69
7.11	Financial Covenants	69
7.12	Acquisitions	69
7.13	[Reserved]	69
7.14	Amendments of Certain Indebtedness	69
7.15	Prepayments, etc, of Certain Indebtedness	69
7.16	[Reserved]	70
7.17	[Reserved]	70
7.18	[Reserved]	70
7.19	[Reserved]	70
7.20	[Reserved]	70
7.21	[Reserved]	70
7.22	Sanctions	70
7.23	[Reserved]	70
7.24	Anti Corruption Laws	70
7.25	Post Closing Requirements	70
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		70
8.01	Events of Default	70
8.02	Remedies Upon an Event of Default	72
8.03	Application of Funds	73
ARTICLE IX ADMINISTRATIVE AGENT		73
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9.01	Appointment and Authority	73
9.02	Rights as a Lender	74
9.03	Exculpatory Provisions	74
9.04	Reliance by Administrative Agent	75
9.05	Delegation of Duties	75
9.06	Resignation of Administrative Agent	75
9.07	Non Reliance on Administrative Agent and Other Lenders	76
9.08	No Other Duties, Etc	77
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	77
9.10	[Reserved]	77
9.11	[Reserved]	77
9.12	[Reserved]	77
9.13	Certain ERISA Matters	77
9.14	Erroneous Payments	78
ARTICLE X MISCELLANEOUS		80
10.01	Amendments, Etc	80
10.02	Notices; Effectiveness; Electronic Communication	82
10.03	No Waiver; Cumulative Remedies; Enforcement	83
10.04	Expenses; Indemnity; Damage Waiver	84
10.05	Payments Set Aside	85
10.06	Successors and Assigns	86
10.07	Treatment of Certain Information; Confidentiality	89
10.08	[Reserved]	90
10.09	Interest Rate Limitation	90
10.10	[Reserved]	90
10.11	Survival of Representations and Warranties	90
10.12	Severability	91
10.13	Replacement of Lenders	91
10.14	Governing Law; Jurisdiction; Etc	92
10.15	Waiver of Jury Trial; Binding Arbitration	92
10.16	USA PATRIOT Act Notice	94
10.17	[Reserved]	94
10.18	No Advisory or Fiduciary Responsibility	94
10.19	[Reserved]	95
10.20	Electronic Execution of Assignments and Certain Other Documents	95
10.21	Acknowledgment and Consent to Bail In of Affected Financial Institutions	96
10.22	Acknowledgement Regarding Any Supported QFCs	96
10.23	ENTIRE AGREEMENT	96

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SCHEDULES
Schedule 1.01C    Certain ERISA Information
Schedule 2.01    Commitments and Applicable Percentages
Schedule 5.05    Material Indebtedness and Other Liabilities
Schedule 5.06    Litigation
Schedule 5.13    Subsidiaries; Equity Interests
Schedule 7.03    Existing Indebtedness
Schedule 7.25    Post-Closing Requirements
Schedule 10.02    Administrative Agent’s Office; Certain Addresses for Notices; Tax
Identification Number
EXHIBITS    Form of:
Exhibit A    Loan Notice
Exhibit B    [Reserved]
Exhibit C    Note
Exhibit D    Assignment and Assumption
Exhibit E    [Reserved]
Exhibit F    Compliance Certificate
Exhibit G    [Reserved]
Exhibit H-1    [Reserved]
Exhibit H-2    [Reserved]
Exhibit I    [Reserved]
Exhibit J    [Reserved]
Exhibit K    [Reserved]
Exhibit L    [Reserved]
Exhibit M    [Reserved]
Exhibit N    Tax Compliance Certificates
Exhibit O    Form of Notice of Loan Prepayment

6

BRIDGE FACILITY CREDIT AGREEMENT
This BRIDGE FACILITY CREDIT AGREEMENT (“Agreement”) is entered into as of March 27, 2026, among SONIC AUTOMOTIVE, INC., a Delaware corporation (the “Company” or the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent.
The Company has requested, as of the date hereof, that the Lenders provide a $150,000,000 credit facility. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“AAA” has the meaning specified in Section 10.15(b)(ii).
“Acquisition” means the acquisition of (i) a controlling equity interest or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by or a vehicle franchise or vehicle brand licensed or owned by such Person, or (iii) assets constituting a vehicle dealership (for the avoidance of doubt, no Permitted Specified Share Exchange Transaction constitutes an “Acquisition”).
“Acquisition Arrangement” has the meaning specified in Section 7.12.
“Additional Unsecured Indebtedness” means Indebtedness of the Company (which may be guaranteed by the Subsidiaries of the Company on an unsecured basis); provided that, (i) such Indebtedness is (A) not secured by any property of the Company or any Subsidiary, (B) does not have a maturity, and does not require any principal payments (whether by scheduled installment, mandatory prepayment or redemption, or the exercise of any put right), earlier than six (6) months following the Maturity Date (other than reasonable and customary prepayment, redemption, repurchase or defeasance obligations in connection with (i) sales of assets (so long as the terms relating thereto are not materially less favorable to the Revolving and Floorplan Facility Loan Parties than the comparable terms governing the Indenture and the Indenture Notes), (ii) a change in control, and (iii) the exercise of remedies in connection with the occurrence of an event of default, and (C) has terms (including terms of maturity and amortization) that are typical for indebtedness of such type issued at such time and such terms (other than applicable rates of interest) are otherwise no more restrictive, or less advantageous to the Lenders, than the Loan Documents or are otherwise on terms satisfactory to the Administrative Agent, and (ii) after giving effect to the issuance of such Indebtedness, (A) no Event of Default shall have occurred and be continuing or would occur as a result therefrom and (B) such Indebtedness is otherwise permitted under the Revolving and Floorplan Facility Credit Agreement.
“Additional Unsecured Indebtedness Prepayment” means any prepayment, redemption, purchase, defeasance, settlement in cash or other satisfaction prior to the scheduled maturity thereof of any Additional Unsecured Indebtedness, provided, however, that “Additional Unsecured Indebtedness Prepayment” shall not include any amount prepaid with the proceeds of the refinancing of such Additional Unsecured Indebtedness with new or additional Specified Permitted Unsecured Indebtedness.

“Administrative Agent” means PNC Bank, National Association in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Company and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Term Loan Commitments” means the Commitments of all the Lenders. The amount of the Aggregate Term Loan Commitments in effect on the Closing Date is $150,000,000.
“Agreement” has the meaning specified in the introductory paragraph hereto.
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term Loan and unused Commitments held by such Lender at such time. The initial Applicable Percentage of each Lender for the Term Loan Facility as of the Closing Date is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto.
“Applicable Rate” means (i) with respect to any Term SOFR Rate Loan, 2.50% per annum and (ii) with respect to any Base Rate Committed Loan, 1.50% per annum.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arbitration Rules” has the meaning specified in Section 10.15(b)(ii).
“Arranger” means PNC Bank Capital Markets LLC, as the sole lead arranger and sole bookrunner.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any finance lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a finance lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2025, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(b)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) the Daily Simple SOFR plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 3.02 and Section 3.03(a), to the extent any such determination affects the calculation of Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.
“Base Rate Committed Loan” means a Committed Loan that bears interest based on the Base Rate.
“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(c).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)Daily Simple SOFR; or
(b)the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Company, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement as determined pursuant to clause (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement , the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(2)     in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;
For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a Committed Borrowing.
“Bridge Indebtedness” has the meaning specified in Section 7.03(m).
“Bridge Indebtedness Prepayment” means any prepayment, redemption, purchase, defeasance, settlement in cash or other satisfaction prior to the scheduled maturity thereof of any Bridge Indebtedness, provided, however, that “Bridge Indebtedness Prepayment” shall not include any amount prepaid with the proceeds of the refinancing of such Bridge Indebtedness with new or additional Specified Permitted Unsecured Indebtedness.
“Builder Basket Amount” means, as of any date of determination, with respect to any Restricted Payment, Subordinated Indebtedness Prepayment, Additional Unsecured Indebtedness Prepayment or Bridge Indebtedness Prepayment, the sum of:

(A)    $303,300,000; plus
(B)    50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning January 1, 2021 and ending on the last day of the Company’s last fiscal quarter ending prior to the date of such Restricted Payment. Subordinated Indebtedness Prepayment, Additional Unsecured Indebtedness Prepayment or Bridge Indebtedness Prepayment, or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss; plus
(C)    100% of the aggregate net cash proceeds and the fair market value of assets other than cash received after December 31, 2020, and on or prior to such date of determination, by the Company either (x) as capital contributions in the form of common equity to the Company or (y) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock, Subordinated Indebtedness, Additional Unsecured Indebtedness or Bridge Indebtedness as set forth below) (and excluding the net cash proceeds and the fair market value of assets other than cash received from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid); plus
(D)    100% of the aggregate net cash proceeds and the fair market value of assets other than cash received after December 31, 2020, and on or prior to such date of determination, by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company (and excluding the net cash proceeds and the fair market value of assets other than cash received from the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid); plus
(E)    100% of the aggregate net cash proceeds and the fair market value of assets other than cash received after December 31, 2020, and on or prior to such date of determination, by the Company from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of the Company or its Restricted Subsidiaries into or for qualified Capital Stock of the Company plus, to the extent such debt securities or Redeemable Capital Stock were issued after December 31, 2020, upon the conversion or exchange of such debt securities or Redeemable Capital Stock, the aggregate of net cash proceeds and the fair market value of assets other than cash received from their original issuance (and excluding the net cash proceeds and the fair market value of assets other than cash received from the conversion or exchange of debt securities or Redeemable Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid); plus
(F)        in the case of the disposition or repayment of any Specified Investment made after December 31, 2020, and on or prior to such date of determination, an amount (to the extent not included in Consolidated Net Income) equal to (a) the lesser of (i) the (return of capital with respect to such Investment and (ii) the initial amount of such Investment, in either case, less the cost of the disposition of such Investment and net of taxes.
For purposes of clarification, the value of any Equity Interests exchanged (or any assets Disposed of) by the Company or any Subsidiary in connection with Permitted Specified Share Exchange Transactions shall not increase any component used to determine the sum of the Builder Basket Amount.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the

Administrative Agent’s Office is located and; provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.
“Buyer Notes” means those promissory notes received by the Company or any Subsidiary as partial or full payment consideration for Dispositions of vehicle dealerships, associated dealership real estate or related businesses, or Dispositions of Subsidiaries, by the Company or such Subsidiary to the obligors of such promissory notes.
“Capital Stock” of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock or other equity interests whether now outstanding or issued after the date of this Agreement, including limited liability company interests, partnership interests (whether general or limited), any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of (other than a distribution in respect of Indebtedness), the issuing Person, including any Preferred Stock and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (other than (i) Sonic Financial; (ii) a Smith Family Member; or (iii) any trust, corporation, partnership, estate, limited liability company or other entity, the beneficiaries, stockholders, partners and owners of which are Smith Family Members, (so long as in the case of clauses (i), (ii) and (iii), a Smith Family Member(s) or a Person(s) comprising all or a portion of the Smith Group retains a majority of the voting rights associated with such ownership) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company representing 49% or more of the combined voting power of such securities on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
(b)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;
(c)    any Person or two or more Persons (excluding Smith Family Members and Family Controlled Entities (so long as Smith Family Member(s), collectively or individually, retain(s) a Controlling influence over the management of such Family Controlled Entities) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 49% or more of the combined voting power of such securities; or
(d)    the Company fails to own, directly or indirectly, 100% of the Equity Interests of any Subsidiary other than as a result of the sale of all Equity Interests in a Subsidiary pursuant to a Permitted Disposition.
As used in the definition of “Change of Control”: (a) the term “Smith Group” means: (i) O. Bruton Smith (“Smith”) and his guardian, conservator, committee or attorney in fact; (ii) each lineal descendant of Smith (each, a “Descendant”) and their respective guardians, conservators, committees or attorneys in fact; and (iii) each Family Controlled Entity; and (b) the term “Smith Family Member” means, individually and collectively, (i) O. Bruton Smith; (ii) any spouse or immediate family member of O. Bruton Smith (individually, and collectively with O. Bruton Smith); and (c) the term “Family Controlled Entity” means: (i) any not for profit corporation if at least 80% of its Board of Directors is composed of Smith and/or Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by members of the Smith Group; (iii) any partnership if at least 80% of the value of the partnership interests are owned by members of the Smith Group; (iv) any limited liability or similar company if at least 80% of the value of the company is owned by members of the Smith Group; and/or (v) any trust if (A) at least 80% of the current beneficiaries of the trust are members of the Smith Group or (B) members of the Smith Group have sole dispositive power and sole voting power with respect to at least 80% of the shares of Class B Common Stock in the Company held by the trust.
“Closing Date” means March 27, 2026.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Company pursuant to Section 2.01, in the aggregate principal amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto.
“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Term SOFR Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Committed Loan” means an extension of credit by a Lender to the Company under Article II in the form of a Term Loan.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Term SOFR Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Company” has the meaning specified in the introductory paragraph hereto.
“Compliance Certificate” means a certificate substantially in the form of Exhibit F.
“Conforming Changes” means, with respect to the Term SOFR Rate or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDAR” means for any period, on a consolidated basis for the Company and its Subsidiaries, the sum of the amounts for such period, without duplication, of (a) Consolidated Net Income, plus (b) to the extent deducted in computing Consolidated Net Income for such period: (i) Consolidated Interest Expense with respect to non-floorplan Indebtedness (including interest expense not payable in cash), (ii) charges against income for foreign, Federal, state and local income taxes, (iii) depreciation expense, (iv) amortization expense, including, without limitation, amortization of other intangible assets and transaction costs, (v) non-cash charges, (vi) all extraordinary losses, (vii) legal fees, broker fees and other transaction expenses incurred in connection with any Permitted Acquisition (not to exceed $1,000,000 in the aggregate for each such Acquisition), (viii) Consolidated Rental Expense, and (ix) non-cash lease termination charges, net of any amortization of such charges minus (c) to the extent included in computing Consolidated Net Income for such period, (i) extraordinary gains and (ii) all gains on repurchases of long-term Indebtedness.
“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the difference of (i) Consolidated EBITDAR for the four fiscal quarter period ending on such date minus (ii) an amount equal to $100,000 (representing assumed maintenance capital expenditures) multiplied by the average daily number of physical dealership locations at which the Subsidiaries operated franchised vehicle dealerships during such period to (b) Consolidated Fixed Charges for such period.
“Consolidated Fixed Charges” means, for any period, the sum of (a) Consolidated Interest Expense with respect to non-floorplan Indebtedness for such period (excluding any interest expense not payable in cash and not payable as a result of any default), plus (b) Consolidated Principal Payments for such period, plus (c) Consolidated Rental Expenses for such period, plus (d) Federal, state, local and foreign income taxes paid in cash by the Company and its Subsidiaries on a consolidated basis during such period, plus (e) dividends and distributions paid in cash by the Company and its Subsidiaries on a consolidated basis during such period, minus (f) cash refunds of Federal, state, local and foreign income taxes received by the Company and its Subsidiaries on a consolidated basis during such period. The calculation of “Consolidated Fixed Charges” is further described in Section 1.03(d).
“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of finance leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company or such Subsidiary.
“Consolidated Interest Expense” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest (before factory assistance or subsidy), premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under finance leases that is treated as interest in accordance with GAAP.
“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries for such period.
“Consolidated Principal Payments” means, for any period, for the Company and its Subsidiaries on a consolidated basis, all scheduled payments of principal and amortization of the Company and its Subsidiaries in connection with Indebtedness for money borrowed (including Permitted Real Estate Indebtedness) or in connection with the deferred purchase price of assets which payments are made or are required to be made during such period, in each case to the extent treated as principal in accordance with GAAP (other than any balloon, bullet or similar final scheduled principal payment that repays such Indebtedness in full). It is acknowledged that payments permitted under Section 7.15 shall not be deemed to be scheduled payments of principal for purposes of determining “Consolidated Principal Payments”.
“Consolidated Rental Expense” means, for any period, on a consolidated basis for the Company and its Subsidiaries, the aggregate amount of fixed and contingent rentals payable in cash by the Company and its Subsidiaries with respect to leases of real and personal property (excluding finance lease obligations) determined in accordance with GAAP for such period (subject to Section 1.03(b)).
“Consolidated Total Lease Adjusted Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Total Outstanding Indebtedness (excluding (v) Indebtedness under the New Vehicle Floorplan Facility, (w) Permitted Silo Indebtedness for New Vehicle or Used Vehicle inventory, (x) Indebtedness under the Used Vehicle Floorplan Facility, (y) Temporary Indebtedness, (z) Permitted Third Party Service Loaner Indebtedness and (aa) Permitted Powersports Indebtedness for Powersports Inventory) as of such date (in each case of clause (a), without giving effect to any Loan Repayments From Offset (as defined as the Revolving and Floorplan Facility Credit Agreement) or the Floorplan Offset Account (as defined as the Revolving and Floorplan Facility Credit Agreement)) minus (ii) the aggregate amount as of the date of determination of unrestricted domestic cash held in (x) accounts on the consolidated balance sheet of the applicable Person and its Restricted Subsidiaries as of such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which any such Person is a party and such cash is not subject to any Lien, (y) accounts established with Silo Lenders or Powersports Lenders, if any, as an offset to floor plan notes payable that are reflected on the consolidated balance sheet of the applicable Person and its Restricted Subsidiaries as of such date to the extent the use thereof is not prohibited or restricted by law or any contract to which any such Person is a party and is not subject to any Lien, and (z) the Floorplan Offset Amount (as defined as the Revolving and Floorplan Facility Credit Agreement) (if any) as of such date; plus (iii) six (6) times Consolidated Rental Expense for the period of four fiscal quarters most recently ended (excluding Consolidated Rental Expense relating to any real property acquired during the period of four fiscal quarters most recently ended but including as Consolidated Rental Expense the “rental payments” for any real property Disposed of and leased back to the Company or its Subsidiaries during the period of four fiscal quarters most recently ended as if such sale-leaseback transaction had occurred on and such “rental payments” began on the first day of such applicable four fiscal quarter period) to (b) Consolidated EBITDAR for the period of four fiscal quarters most recently ended.
“Consolidated Total Outstanding Indebtedness” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the aggregate outstanding principal amount of Consolidated Funded Indebtedness of the Company and its Subsidiaries for such period.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (i) the value of the Equity Interests of the Company or any Subsidiary to be transferred in connection with such Acquisition, (ii) the amount of any cash and fair market value of other property (excluding property described in clause (i) and the unpaid principal amount of any debt instrument) given as consideration in connection with such Acquisition, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Company or any Subsidiary in connection with such Acquisition, (iv) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Company and its Subsidiaries in accordance with GAAP in connection with such Acquisition, (v) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on the financial statements of the Company and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, and (vi) the aggregate fair market value of all other consideration given by the Company or any Subsidiary in connection with such Acquisition; provided that (x) the Cost of Acquisition shall not include the purchase price of floored vehicles acquired in connection with such Acquisition, (y) to the extent such Acquisition (or any other Acquisition or proposed Acquisition included in the calculation of any threshold set forth in Section 6.14 or 7.12) includes the purchase or leasing of any real property, the consideration attributable to such real property shall be excluded from the calculation of Cost of Acquisition, and (z) amounts under clause (iv) above shall be excluded from the calculation of Cost of Acquisition to the extent that such amounts as of the date of entering into any agreement with respect to such Acquisition are not reasonably expected to exceed $5,000,000 in the aggregate (each such determination for each applicable year of earnouts and other contingent obligations with respect to the applicable Acquisition to be based on the reasonably expected operations and financial condition of the Company and its Subsidiaries during the first year after the date of the applicable Acquisition). For purposes of determining the Cost of Acquisition for any transaction, the Equity Interests of the Company shall be valued in accordance with GAAP.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 10.22.
“Credit Extension” means a Borrowing.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Company, effective on the date of any such change.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“De Minimis Subsidiary” means a Subsidiary which does not meet the criteria in the definition of “Restricted Subsidiary” to be a Restricted Subsidiary and which the Company intends to administratively dissolve.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Committed Loans plus (iii) 2% per annum; provided, however, that with respect to a Term SOFR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder including in respect of its Loans hereunder, has failed to perform any of its funding obligations under the Revolving and Floorplan Facility Credit Agreement, including in respect of its Used Vehicle Floorplan Committed Loans or New Vehicle Floorplan Committed Loans (each as defined in the Revolving and Floorplan Facility Credit Agreement) thereunder, or has failed to perform any of its funding obligations under the Existing Real Estate Facility Credit Agreement, including in respect of its Revolving Loans, Term Loans, or Incremental Term Loans (each as defined in the Existing Real Estate Facility Credit Agreement) thereunder, or has failed to perform any of its funding obligations under the Existing Real Estate Sidecar Facility Credit Agreement, including in respect of its Term Loan (as defined in the Existing Real Estate Sidecar Facility Credit Agreement) thereunder, in each case within three Business Days of the date required to be funded by it hereunder or thereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (b) has notified the Company or the Administrative Agent that it does not intend to comply with any such funding obligations or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) with respect to its funding obligations hereunder, thereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent, that it will comply with such funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, a custodian appointed for it, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Descendent” has the meaning specified in the definition of “Change of Control”.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disputes” has the meaning specified in Section 10.15(b)(i).
“Dividing Person” has the meaning specified in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Dollar” and “$” mean lawful money of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Revolving and Floorplan Facility Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA that has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA in excess of $1,000,000; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan that has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA in excess of (i) in the case of the Automotive Industries Pension Plan (also sometimes referred to as the Automotive Industries Pension Trust Fund; EIN # 94-1133245/Plan No. 001), $25,000,000 and (ii) in all other cases, $1,000,000; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan, Multiemployer Plan or Multiple Employer Plan; (f) any event or condition which is reasonably likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan of the Company or any ERISA Affiliate; (g) except as set forth on Schedule 1.01C, the determination that any Pension Plan, Multiemployer Plan or Multiple Employer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate in excess of (i) in the case of the Automotive Industries Pension Plan (also sometimes referred to as the Automotive Industries Pension Trust Fund; EIN # 94-1133245/Plan No. 001), $25,000,000 and (ii) in all other cases, $1,000,000.
“Erroneous Payment” has the meaning assigned to it in Section 9.14(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.14(d).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.14(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.14(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.14(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.
“Existing Real Estate Facilities Refinancing” means any transaction or series of related transactions, resulting in either (i) the amendment, restatement and/or consolidation of the Indebtedness evidenced by the Existing Real Estate Facility Credit Agreement and the Existing Real Estate Sidecar Facility Credit Agreement, and the extension of the maturity date applicable thereto in connection therewith (after giving effect to all such transactions in such series of transactions, as applicable), or (ii) the repayment in full of, and termination of all commitments in respect of, the Indebtedness evidenced by the Existing Real Estate Facility Credit Agreement and the Existing Real Estate Sidecar Facility Credit Agreement, in connection with the incurrence of Indebtedness by the Borrower and its Subsidiaries.
“Existing Real Estate Facility Administrative Agent” means PNC Bank, in its capacity as the administrative agent under the Existing Real Estate Facility Credit Agreement or any successor administrative agent under the Existing Real Estate Facility Credit Agreement.
“Existing Real Estate Facility Credit Agreement” means the Credit Agreement dated as of November 22, 2019, among the Company, the Existing Real Estate Facility Administrative Agent and the Existing Real Estate Facility Lenders (as amended, supplemented or otherwise modified from time to time).
“Existing Real Estate Facility Event of Default” has the meaning specified for the term “Event of Default” in the Existing Real Estate Facility Credit Agreement.
“Existing Real Estate Facility Lenders” means the lenders party from time to time to the Existing Real Estate Facility Credit Agreement.
“Existing Real Estate Sidecar Facility Administrative Agent” means PNC Bank, in its capacity as the administrative agent under the Existing Real Estate Sidecar Facility Credit Agreement or any successor administrative agent under the Existing Real Estate Sidecar Facility Credit Agreement.
“Existing Real Estate Sidecar Facility Credit Agreement” means the Credit Agreement dated as of December 27, 2024, among the Company, the Existing Real Estate Sidecar Facility Administrative Agent and the Existing Real Estate Sidecar Facility Lenders (as amended, supplemented or otherwise modified from time to time).

“Existing Real Estate Sidecar Facility Event of Default” has the meaning specified for the term “Event of Default” in the Existing Real Estate Sidecar Facility Credit Agreement.
“Existing Real Estate Sidecar Facility Lenders” means the lenders party from time to time to the Existing Real Estate Sidecar Facility Credit Agreement.
“Excluded DOWC Account” means one or more accounts to be established from time to time solely to hold the proceeds from the sale to consumers of vehicle warranty products arising from dealer-owned warranty company programs established by the Company or any Subsidiary and containing cash, investment property, security entitlements, financial assets, certificated securities, uncertificated securities, money, deposit accounts, instruments, certificates of deposit, general intangibles, puts, calls, options and other investments or property of any sort including without limitation any interest in variable amount notes, commonly known as “master notes”.
“Excluded Investment” means (i) any Investment in the Company, any Restricted Subsidiary or any Person which, as a result of such Investment, (a) becomes a Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary; (ii) Indebtedness of the Company owing to a Restricted Subsidiary, Indebtedness of a Restricted Subsidiary owing to another Restricted Subsidiary, or guarantees by a Restricted Subsidiary of Subordinated Indebtedness, Additional Unsecured Indebtedness or Bridge Indebtedness; (iii) Investments in any of the Subordinated Indebtedness, Additional Unsecured Indebtedness or Bridge Indebtedness; (iv) Temporary Cash Investments; (v) Investments acquired by the Company or any Restricted Subsidiary in connection with an asset sale permitted by Subordinated Indebtedness, Additional Unsecured Indebtedness or Bridge Indebtedness to the extent such Investments are non-cash proceeds; (vi) any Investment to the extent the consideration therefor consists of Qualified Capital Stock of the Company or any Restricted Subsidiary; (vii) Investments representing Capital Stock or obligations issued to the Company or any Restricted Subsidiary in the ordinary course of the good faith settlement of claims against any other Person by reason of a composition or readjustment of debt or a reorganization of any debtor or any Restricted Subsidiary; (viii) prepaid expenses advanced to employees in the ordinary course of business or other loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding; (ix) Investments in existence on May 9, 2013; (x) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks or with floor plan lenders; endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables; (xi) Investments acquired in exchange for the issuance of Capital Stock (other than Redeemable Capital Stock or Preferred Stock) of the Company or acquired with the net cash proceeds received by the Company after March 13, 2024 from the issuance and sale of Capital Stock (other than Redeemable Capital Stock or Preferred Stock); provided that such net cash proceeds are used to make such Investment within 10 days of the receipt thereof; (xii) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business; (xiii) consumer loans and leases entered into, purchased or otherwise acquired by the Company or its Subsidiaries, as lender, lessor or assignee, as applicable, in the ordinary course of business consistent with past practices; (xiv) items described in clause (c) of the definition of “Investment”; and (xv) in addition to the Investments described in clauses (i) through (xiv) above, Investments in an amount not to exceed the greater of (a) $25.0 million and (b) 1% of the Company’s consolidated tangible assets in the aggregate at any one time outstanding.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to Recipient or required to be withheld or deducted from payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 10.13) or (ii) such Lender changes its Lending Office, except in each such case to the extent that pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Rate” means for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Rate” as of the Closing Date; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Rate” for such day shall be the Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or, if no floor is specified, zero.
“Florida DOWC Subsidiary” means any direct or indirect Subsidiary of the Company organized in the State of Delaware and conducting its business in the State of Florida, with its business operations consisting exclusively of entering into and performing dealer-owned warranty company programs.
“Foreign Lender” means (a) if the Company is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Company is not a U.S. Person, a Lender that is resident or organized under laws of a jurisdiction other than that in which the Company is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Framework Agreement” means a framework agreement, in each case between a Revolving and Floorplan Facility Loan Party and a manufacturer or distributor of New Vehicles.
The term “franchise” when used with respect to any vehicle manufacturer or distributor shall be deemed to include each dealership that is authorized by a Franchise Agreement to sell New Vehicles manufactured or distributed by such manufacturer or distributor, whether or not such dealership is expressly referred to as a franchise in the respective Franchise Agreement or Framework Agreement.
“Franchise Agreement” means a franchise agreement, in each case between a Revolving and Floorplan Facility Loan Party and a manufacturer or distributor of New Vehicles.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)net obligations of such Person under any Swap Contract;
(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)finance leases and Synthetic Lease Obligations;
(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any finance lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Indenture” means that (a) certain 4.625% Senior Subordinated Notes due 2029 Indenture, dated as of October 27, 2021, by and among the Company, the guarantors named therein and U.S. Bank National Association, as trustee, and (b) that certain 4.875% Senior Notes due 2031 Indenture dated as of October 17, 2021 by and among the Company, the guarantors named therein and U.S. Bank National Association, as trustee.
“Indenture Notes” means the notes issued pursuant to an Indenture.
“Information” has the meaning specified in Section 10.07.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Committed Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Committed Loan the fifth day of a calendar month, and the Maturity Date provided that, in the case of this clause (b), if such day is not a Business Day, the respective Interest Payment Date shall be the next succeeding Business Day.
“Interest Period” means the period of time selected by the Company in connection with (and to apply to) any election permitted hereunder by the Company to have Loans bear interest under the Term SOFR Rate. Subject to the last sentence of this definition, such period shall be, in each case, subject to the availability thereof, one month. Such Interest Period shall commence on the effective date of such Term SOFR Rate Loan, which shall be (i) the Closing Date with respect to Term SOFR Loans outstanding or made on such date, or (ii) the date of renewal of or conversion to a Term SOFR Rate Loan if the Company is renewing or converting to a Term SOFR Rate Loan after such date. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day,

(B) the Company shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Maturity Date, and (C) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Company’s internal controls over financial reporting, in each case as described in the Securities Laws.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IP Rights” has the meaning specified in Section 5.17.
“IRS” means the United States Internal Revenue Service.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to the Company under Article II in the form of a Committed Loan.
“Loan Documents” means, collectively, this Agreement, each Note, the PNC Fee Letter, and any other instruments, certificates or documents delivered in connection herewith or therewith (including all amendments to any of the foregoing).
“Material Adverse Effect” means (a) a material adverse effect on (i) the business, assets, properties, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under any Loan Document to which any of them is a party or (b) an adverse effect on the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

“Maturity Date” means the earlier of (i) March 26, 2027 and (ii) the occurrence of the Existing Real Estate Facilities Refinancing; provided that if any such date determined to be a “Maturity Date” is not a Business Day, such Maturity Date shall be the next preceding Business Day.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“New Vehicle” means a Vehicle which has never been owned except by a manufacturer, distributor or dealer and (except in the case of Service Loaner Vehicles) has never been registered, and (notwithstanding clause (b) of the definition of “Vehicle”) includes Rental Vehicles and Demonstrators (each as defined in the Revolving and Floorplan Facility Credit Agreement) and Service Loaner Vehicles, in each case whether or not held for sale; provided such Vehicle shall meet the requirements of a “New Vehicle” under (and as defined in) the Revolving and Floorplan Facility Credit Agreement.
“New Vehicle Floorplan Facility” means the new vehicle floorplan facility described in Section 2.05 through 2.09 of the Revolving and Floorplan Facility Credit Agreement providing for revolving loans to certain Subsidiaries of the Company by certain of the Revolving and Floorplan Facility Lenders.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.
“Note” means a promissory note made by the Company, in favor of a Lender evidencing Loans made by such Lender to the Company, as applicable, substantially in the form of Exhibit C.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit O or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.05).
“Outstanding Amount” means, with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans, as the case may be, occurring on such date.
“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Company.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” shall mean the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (other than a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Acquisition” means any Acquisition permitted by Section 7.12.
“Permitted Disposition” means any Disposition permitted by Section 7.05.
“Permitted Powersports Guaranty” means, with respect to any Permitted Powersports Indebtedness provided by any Powersports Lender, the guaranty of such Indebtedness by (a) the Company or (b) any Subsidiary that operates one or more dealerships at which Powersports Inventory floorplan financing is provided by such Powersports Lender.
“Permitted Powersports Indebtedness” means Indebtedness (including Permitted Powersports Guaranties but excluding Indebtedness provided pursuant to the Revolving and Floorplan Facility Credit Agreement) incurred from time to time by the Company or any of the Company’s current or future Subsidiaries consisting of financing for Powersports Inventory, which financing is provided by manufacturers, manufacturer affiliated finance companies or other Persons to the Company or such Subsidiary (“Powersports Lenders”) so long as (i) such Indebtedness is secured solely by a Lien on said Powersports Inventory so financed by the respective Powersports Lenders and the proceeds of such Powersports Inventory; and (ii) such Indebtedness is otherwise permitted under the Revolving and Floorplan Facility Credit Agreement; provided that, Permitted Powersports Indebtedness provided by a Powersports Lender may be cross-collateralized with other Permitted Powersports Indebtedness provided by such Powersports Lender.
“Permitted Real Estate Indebtedness” means Indebtedness of the Company or a Subsidiary owing to non-Affiliated Persons secured solely by Liens on Permitted Real Estate Indebtedness Collateral so long as the amount of such Indebtedness (as measured for any specified real property parcel and improvements (if any) financed thereby) is no greater than eighty-five percent (85%) of the value of such parcel and improvements set forth in an appraisal thereof prepared by a member of the Appraisal Institute and an independent appraisal firm satisfactory to the Administrative Agent and commissioned in connection with such financing, a copy of which such appraisal has been provided to the Administrative Agent upon its request.
“Permitted Real Estate Indebtedness Collateral” means, with respect to any particular Permitted Real Estate Indebtedness, the applicable real property used (or to be used) by a Subsidiary of the Company for the operation of a vehicle dealership or a business ancillary thereto, together with related real property rights, improvements, fixtures (other than trade fixtures), insurance payments, leases and rents related thereto and proceeds thereof.
“Permitted Silo Guaranty” means, with respect to any Permitted Silo Indebtedness provided by any Silo Lender, the guaranty of such Indebtedness by (a) the Company or (b) any Subsidiary that operates one or more dealerships at which New Vehicle floorplan financing is provided by such Silo Lender.
“Permitted Silo Indebtedness” means Indebtedness (including Permitted Silo Guaranties but excluding Indebtedness provided pursuant to the Revolving and Floorplan Facility Credit Agreement) incurred from time to time by any of the Company’s current or future Subsidiaries consisting of floorplan financing for New Vehicles or Used Vehicles provided by financial institutions or manufacturer-affiliated finance companies (“Silo Lenders”) to such Subsidiaries, provided that (i) such indebtedness is secured solely by Vehicles so financed by the respective Silo Lender and the proceeds of such Vehicles and (ii) such Indebtedness is otherwise permitted under the Revolving and Floorplan Facility Credit Agreement; provided that, Permitted Silo Indebtedness provided by a Silo Lender may be cross-collateralized with other Permitted Silo Indebtedness provided by such Silo Lender.
“Permitted Specified Share Exchange Purchaser” has the meaning specified for such term in the definition of “Permitted Specified Share Exchange Transactions”.

“Permitted Specified Share Exchange Transactions” means one or more related transactions whereby the Company or its Subsidiaries Dispose of vehicle dealership assets or dealership real property (in each case, either directly or indirectly by the transfer of Equity Interests in the Subsidiary holding such assets or real property) to the individual shareholder of the Company identified to the Administrative Agent and the Lenders prior to the Closing Date (including trusts or other entities used by such shareholder to hold the shares to be exchanged) (the “Permitted Specified Share Exchange Purchaser”) in exchange for the acquisition by the Company of Qualified Capital Stock of the Company; provided that (i) no Default or Event of Default then exists or will result therefrom, (ii) the Company shall have provided the Administrative Agent with written notice of any such transaction and copies of final (or substantially final drafts of) documentation relating thereto at least thirty (30) days prior to the consummation thereof, including details regarding the specific assets to be sold in such transaction, (iii) immediately prior to and after giving effect to any such transaction, the Company and its Subsidiaries shall be in Pro Forma Compliance, as evidenced by a Pro Forma Compliance Certificate delivered at least ten (10) Business Days prior to the consummation of any and each such transaction, and (iv) such transaction is otherwise permitted pursuant to the terms of the Revolving and Floorplan Facility Credit Agreement.
“Permitted Specified Share Exchange Transactions (≤ $350,000,000)” means Permitted Specified Share Exchange Transactions; provided that (i) the aggregate fair market value (inclusive of goodwill and exclusive of cash proceeds, if any, from the Permitted Specified Share Exchange Purchaser) of all vehicle dealership assets and dealership real property Disposed of in connection therewith do not exceed $350,000,000 in the aggregate for the period from March 13, 2024 through the Revolving and Floorplan Facility Maturity Date and (ii) the aggregate value of the Qualified Capital Stock exchanged in all such transactions does not exceed $350,000,000 over such applicable period (as determined with respect to each such transaction by reference to the then applicable stock price for such Qualified Capital Stock in effect upon the consummation of such transaction).
“Permitted Specified Share Exchange Transactions (> $350,000,000)” means Permitted Specified Share Exchange Transactions which may be entered into in addition to Permitted Specified Share Exchange Transactions (≤ $350,000,000); provided that the aggregate fair market value (inclusive of goodwill and exclusive of cash proceeds, if any, from the Permitted Specified Share Exchange Purchaser) of all vehicle dealership assets and dealership real property Disposed of in connection therewith for the period from March 13, 2024 through the Revolving and Floorplan Facility Maturity Date do not exceed the aggregate value of the Qualified Capital Stock exchanged in all such transactions (as determined with respect to each transaction by reference to the stock price for such Qualified Capital Stock in effect upon the consummation of such transaction) for such period.
“Permitted Third Party Service Loaner Indebtedness” means Indebtedness incurred from time to time by any of the Company’s current or future Subsidiaries consisting of financing for Service Loaner Vehicles, which financing is provided by manufacturers, manufacturer affiliated finance companies or other Persons to the Company or such Subsidiary (“Service Loaner Lenders”) so long as (i) such Indebtedness is secured solely by a Lien on said Service Loaner Vehicles so financed by the respective Service Loaner Lenders and the proceeds of such Service Loaner Vehicles, (ii) such Indebtedness is on terms (including pricing terms) that, taken as a whole, are more favorable to the Company and its Subsidiaries than the terms of the Revolving and Floorplan Facility Credit Agreement, and (iii) such Indebtedness is otherwise permitted under the Revolving and Floorplan Facility Credit Agreement.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (generally including a Pension Plan, but excluding a Multiemployer Plan and Multiple Employer Plan), maintained by the Company or, in the case of a Pension Plan, by an ERISA Affiliate, for employees of the Company or any ERISA Affiliate.
“Platform” has the meaning specified in Section 6.02.
“PNC Bank” means PNC Bank, National Association

“PNC Bank Capital Markets” means PNC Bank Capital Markets LLC.
“PNC Fee Letter” means the amended and restated fee letter, dated as of the Closing Date, between the Company, PNC Bank Capital Markets and the Administrative Agent.
“Powersports Inventory” means inventory of the Company or any of its Subsidiaries consisting of motorcycles, all-terrain vehicles (ATVs) and personal watercraft, and parts and accessories relating thereto, apparel and branded merchandise. For purposes of clarification, Powersports Inventory shall not constitute “Vehicles” financed by the Lenders pursuant to the Revolving and Floorplan Facility Loan Documents.
“Powersports Lenders” has the meaning specified in the definition of “Permitted Powersports Indebtedness.”
“Powersports Subsidiaries” means, those Subsidiaries from time to time obligated pursuant to Permitted Powersports Indebtedness as permitted pursuant to the terms of the Revolving and Floorplan Facility Credit Agreement.
“Preferred Stock” means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distributions of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.
“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
“Principal Office” means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
“Pro Forma Compliance” means that the Company and its Subsidiaries are in pro forma compliance with the financial covenants set forth in Section 7.11 calculated as if the event with respect to which Pro Forma Compliance is being tested had occurred on the first day of each relevant period with respect to which current compliance with such financial covenant would be determined (for example, in the case of a financial covenant based on Consolidated EBITDAR, as if such event had occurred on the first day of the four fiscal quarter period ending on the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 6.01(a) or (b)). Pro forma calculations made pursuant to this definition that require calculations of Consolidated EBITDAR on a pro forma basis will be made in accordance with Section 1.03(d).
“Pro Forma Compliance Certificate” means, with respect to any event, a duly completed Compliance Certificate demonstrating Pro Forma Compliance for such event.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.02.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 10.22.
“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder.
“Redeemable Capital Stock” means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable (at the option of the holders thereof), is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Revolving and Floorplan Facility Maturity Date or is redeemable at the option of the holder thereof at any time prior to the Revolving and Floorplan Facility Maturity Date (other than upon a change of control of or sale of assets by the Company in circumstances where a holder of any Subordinated Indebtedness, Additional Unsecured Indebtedness or Bridge Indebtedness would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to any such stated maturity at the option of the holder thereof.
“Register” has the meaning specified in Section 10.06(c).
“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Company as prescribed in the Securities Laws.
“Related Acquisition or Related Proposed Acquisition” means, with respect to any specified Acquisition (a “Specified Acquisition”), any other Acquisition, or any proposed Acquisition subject to an Acquisition Arrangement, that in each case (a) is part of a related series of Acquisitions or proposed Acquisitions that includes the Specified Acquisition, (b) involves any seller or transferor that is a seller or transferor (or an Affiliate of a seller or transferor) involved in the Specified Acquisition and (c) occurs or is reasonably expected to occur within six (6) months before or after the date of the Specified Acquisition.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice.
“Required Financial Information” has the meaning specified in the definition of “Restricted Subsidiary”.
“Required Lenders” means, at any time, Lenders more than 50% in interest of the outstanding Loans and unused Commitments of all Lenders at such time; provided that outstanding Loans and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer or controller of the Company and solely for purposes of the delivery of incumbency certificate pursuant to Section 4.01, the secretary or assistant secretary of the Company, and, solely for the purposes of notices given pursuant to Article II, any other officer of the Company so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer of the Company designated in or pursuant to an agreement between the Company and the

Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Company shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the stockholders, partners or members (or the equivalent Person thereof) of the Company or any Subsidiary.
“Restricted Subsidiary” means each direct or indirect Subsidiary of the Company that (i) has total assets (including Equity Interests in other Persons) of equal to or greater than $10,000 (calculated as of the most recent fiscal period with respect to which the Administrative Agent shall have received financial statements required to be delivered pursuant to Sections 6.01(a) or (b) (or if prior to delivery of any financial statements pursuant to such Sections, then calculated based on the Audited Financial Statements) (the “Required Financial Information”)), or (ii) has revenues (on a consolidated basis with its Subsidiaries) equal to or greater than $10,000 for a period of four consecutive fiscal quarters (calculated for the most recent four fiscal quarter period for which the Administrative Agent has received the Required Financial Information); provided, however, that notwithstanding the foregoing, the term “Restricted Subsidiaries” (i) shall also include any Subsidiaries designated as “Restricted Subsidiaries” pursuant to the definition of “Unrestricted Subsidiaries”, (ii) shall not include any Special Purpose Insurance Captive, (iii) shall not include any Florida DOWC Subsidiary and (iv) shall not include any direct or indirect Subsidiary of the Company organized exclusively for charitable and educational purposes and exempt from taxation under Section 501(c)(3) of the Code, including, but not limited to, The Sonic Automotive Family Emergency Fund, a North Carolina non-profit corporation.
“Revolving and Floorplan Facility Administrative Agent” means Bank of America, N.A., in its capacity as the administrative agent under the Revolving and Floorplan Facility Credit Agreement or any successor administrative agent under the Revolving and Floorplan Facility Credit Agreement.
“Revolving and Floorplan Facility Credit Agreement” means the Sixth Amended and Restated Credit Agreement dated as of March 13, 2024 among the Company, the Subsidiaries of the Company party thereto from time to time, the Revolving and Floorplan Facility Administrative Agent and the Revolving and Floorplan Facility Lenders (as amended, supplemented or otherwise modified from time to time).
“Revolving and Floorplan Facility Default” has the meaning specified for the term “Default” in the Revolving and Floorplan Facility Credit Agreement.
“Revolving and Floorplan Facility Event of Default” has the meaning specified for the term “Event of Default” in the Revolving and Floorplan Facility Credit Agreement.
“Revolving and Floorplan Facility Lenders” means the lenders party from time to time to the Revolving and Floorplan Facility Credit Agreement.
“Revolving and Floorplan Facility Loan Documents” has the meaning specified for the term “Loan Documents” in the Revolving and Floorplan Facility Credit Agreement.
“Revolving and Floorplan Facility Loan Party” has the meaning specified for the term “Loan Party” in the Revolving and Floorplan Facility Credit Agreement.
“Revolving and Floorplan Facility Maturity Date” has the meaning specified for the term “Maturity Date” in the Revolving and Floorplan Facility Credit Agreement.

“Revolving and Floorplan Facility Subsidiary Guarantor” has the meaning specified for the term “Subsidiary Guarantor” in the Revolving and Floorplan Facility Credit Agreement.
“Sanction(s)” means any sanction administered or enforced by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
“Service Loaner Vehicles” means vehicles which are provided as service loaner vehicles for customers of a Subsidiary that are having their vehicles serviced by such Subsidiary.
“Smith” has the meaning specified in the definition of “Change of Control”.

“Smith Group” has the meaning specified in the definition of “Change of Control”.

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Floor” means a rate of interest per annum equal to 0.0%.
“Solvent” means, when used with respect to any Person, that at the time of determination:
(a)the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including contingent obligations; and
(b)it is then able and expects to be able to pay its debts as they mature; and
(c)it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
“Sonic Financial” means Sonic Financial Corporation, a North Carolina corporation.
“Special Purpose Insurance Captive” means a Person which (a) at all times shall remain a wholly-owned Subsidiary of the Company or a Revolving and Floorplan Facility Subsidiary Guarantor, (b) shall not engage in any business other than the provision of dealer physical damage insurance for new or used vehicle inventory, workers compensation insurance or healthcare insurance to the Company and its Subsidiaries, (c) if organized in North Carolina (or, in any other jurisdiction, to the extent otherwise permitted by Law) has its Equity Interests pledged pursuant to the Pledge Agreement (as defined in the Revolving and Floorplan Facility Credit Agreement) and (d) has not and shall not (i) transfer any funds to any Person other than (x) payment in the ordinary course of business and on customary market terms of liability claims made by third parties against the Company and its Subsidiaries, (y) payment of its own business expenses in the ordinary course of business and on customary market terms, and (z) distributions to the Company or any Revolving and Floorplan Facility Subsidiary Guarantor; (ii) make any Investment (other than Investments permitted under applicable insurance guidelines and made in the Company’s reasonable business judgment) in any Person, (iii) incur any Indebtedness (other than Indebtedness from time to time owed to the Company or any Revolving and Floorplan Facility Subsidiary Guarantor) or

grant a Lien on any of its assets (other than to secure Indebtedness owed to the Company or any Revolving and Floorplan Facility Subsidiary Guarantor), (iv) provide any compensation to directors or employees other than on customary market terms for captive insurance companies or (v) have its Equity Interests pledged to any Person other than as described in clause (c) above. The parties hereto acknowledge that as of the date hereof, SRM Assurance, Ltd. is a Special Purpose Insurance Captive. A Special Purpose Insurance Captive shall not be permitted to have, acquire or form any direct or indirect Subsidiary.
“Specified Investment” means any Investment in any Person other than an Excluded Investment.
“Specified Permitted Unsecured Indebtedness” means Additional Unsecured Indebtedness, Subordinated Indebtedness or Bridge Indebtedness.
“Subordinated Indebtedness” has the meaning given to such term in the Revolving and Floorplan Facility Credit Agreement.
“Subordinated Indebtedness Prepayment” means any prepayment, redemption, purchase, defeasance, settlement in cash or other satisfaction prior to the scheduled maturity thereof of any Subordinated Indebtedness, provided, however, that “Subordinated Indebtedness Prepayment” shall not include any amount prepaid with the proceeds of the refinancing of such Subordinated Indebtedness with new or additional Specified Permitted Unsecured Indebtedness.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company and shall include, without limitation, the Unrestricted Subsidiaries.
“Supported QFC” has the meaning specified in Section 10.22.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Temporary Cash Investments” means (a) cash or (b) Investments held in the form of cash equivalents and short-term marketable securities.
“Temporary Excess Cash” means cash proceeds received by the Company from the issuance of Subordinated Indebtedness permitted by Section 7.03(i), Additional Unsecured Indebtedness permitted by Section 7.03(l) or Bridge Indebtedness permitted by Section 7.03(m), which cash (as set forth in a notice delivered by the Company to the Administrative Agent within five (5) Business Days of the Company’s receipt of such cash proceeds) is intended by the Company to be applied to the prepayment or purchase (whether by open market purchase or pursuant to a tender offer) of other Specified Permitted Unsecured Indebtedness, but has not yet been so applied solely because the Company has not completed such prepayment, repurchase or refinancing, so long as such cash is so applied within six (6) months of receipt thereof.
“Temporary Indebtedness” means Specified Permitted Unsecured Indebtedness the Company intends to repay (whether by open market purchase or pursuant to a tender offer) using cash proceeds received by the Company from the issuance of other Subordinated Indebtedness permitted by Section 7.03(i), Additional Unsecured Indebtedness permitted by Section 7.03(l) or Bridge Indebtedness permitted by Section 7.03(m); provided that, such applicable Specified Permitted Unsecured Indebtedness shall only qualify as “Temporary Indebtedness” for so long as such cash proceeds qualify as “Temporary Excess Cash”.
“Term Loan” has the meaning specified in Section 2.01.
“Term Loan Facility” means the term loan credit facility described in Section 2.01 providing for the Term Loan to the Company.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Rate” shall mean, with respect to any Term SOFR Rate Loan, for any Interest Period, the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Company on and as of the first day of each Interest Period.
“Term SOFR Rate Loan” means a Loan that bears interest based on Term SOFR Rate.
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Third Party” means any Person other than the Company or any of its Subsidiaries.
“Threshold Amount” means $20,000,000.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and outstanding Loans of such Lender at such time.
“Type” means, with respect to a Loan, its character as a Base Rate Committed Loan or a Term SOFR Rate Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” and “U.S.” mean the United States of America.
“Unrestricted Subsidiaries” means all Subsidiaries of the Company other than the Restricted Subsidiaries; provided that in no event shall the Unrestricted Subsidiaries as a whole have more than $100,000 in total assets or more than $100,000 in total revenues for a period of four consecutive fiscal quarters (in each case) calculated as of the most recent four fiscal quarter period for which the Administrative Agent has received the Required Financial Information; and if either such threshold is exceeded, the Company shall immediately designate one or more such Subsidiaries to be “Restricted Subsidiaries” and deliver to the Administrative Agent all documents specified in Section 6.14 for such Subsidiaries, so that after giving effect to such designation, the remaining Unrestricted Subsidiaries shall satisfy such requirements; provided, however, that notwithstanding the foregoing, the assets and revenues of Special Purpose Insurance Captives or Florida DOWC Subsidiaries shall not be taken into account for the purposes of determining the Company’s compliance with, and its covenants relating to, the thresholds described in this definition.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Used Vehicle” means a Vehicle other than a New Vehicle; provided such Vehicle shall meet the requirements of a “Used Vehicle” under (and as defined in) the Revolving and Floorplan Facility Credit Agreement.
“Used Vehicle Floorplan Facility” means the used vehicle floorplan facility described in Sections 2.10 through 2.14 of the Revolving and Floorplan Facility Credit Agreement providing for revolving loans to the Company and certain Subsidiaries of the Company by certain of the Revolving and Floorplan Facility Lenders.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning specified in Section 10.22.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Vehicle” means an automobile or truck with a gross vehicle weight of less than 16,000 pounds which satisfies the following requirements: (a) the vehicle is owned by a Grantor (under and as defined in the Revolving and Floorplan Facility Credit Agreement) free of any title defects or any liens or interests of others except for Liens permitted thereon under the Revolving and Floorplan Facility Credit Agreement; (b) the vehicle is held for sale in the ordinary course of a Grantor’s (under and as defined in the Revolving and Floorplan Facility Credit Agreement) business and is of good and merchantable quality, (c) the vehicle is not a commercial truck designated as Class 4 or above by the U.S. Department of Transportation, Federal Highway Administration, and (d) the vehicle otherwise constitutes a “Vehicle” under (and as defined in) the Revolving and Floorplan Facility Credit Agreement.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), provided that, any reference to a defined term in any such agreement, instrument or other document (including the Revolving and Floorplan Facility Credit Agreement) which has been terminated shall have the meaning set forth in such document immediately prior to such termination, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company) that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity.
1.03Accounting Terms.
(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided that, all calculations of financial covenants shall reflect the results of both continuing operations and discontinued operations of the Company and its Subsidiaries, and in the event of any such discontinued operations, the Company shall provide subtotals for each of “continuing operations”, “discontinued operations” and “consolidated operations”. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof and the effects of FASB ASC 825 on financial liabilities shall be disregarded. In connection with the Company’s delivery of financial statements hereunder, the Company shall deliver a reconciliation of the calculations of the financial covenants before and after giving effect to the adjustments from FASB ASC 825 described in this Agreement.
(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, for purposes of determining compliance with Section 7.11, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
(c)Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
(d)Calculation of Consolidated EBITDAR, Consolidated Fixed Charges and Consolidated Rental Expense. Consolidated EBITDAR shall be calculated for any period by including the actual amount for such period, including the Consolidated EBITDAR attributable to Acquisitions permitted hereunder and occurring during such period and (to the extent otherwise included in Consolidated Net Income) excluding the Consolidated EBITDAR attributable to

Permitted Dispositions of assets occurring during such period on a pro forma basis for the period from the first day of the applicable period through the date of the closing of each such permitted Acquisition or Permitted Disposition (and including in any event Permitted Specified Share Exchange Transactions), utilizing (i) where available or required pursuant to the terms of this Agreement, historical audited and/or reviewed unaudited financial statements obtained from the seller, broken down by fiscal quarter in the Company’s reasonable judgment or (ii) unaudited financial statements (where no audited or reviewed financial statements are required pursuant to the terms of this Agreement) reviewed internally by the Company, broken down in the Company’s reasonable judgment; provided, however, that (x) any such pro forma adjustment of Consolidated EBITDAR shall reflect the Company’s and the Subsidiaries’ pro forma rental payments related to the assets acquired in any applicable Acquisition (and shall not reflect any rental expense payments of the applicable seller), and (y) any such pro forma adjustment of Consolidated EBITDAR shall not result in an increase of more than 10% of Consolidated EBITDAR prior to such adjustment, unless the Company provides to the Administrative Agent (A) the supporting calculations for such adjustment and (B) such other information as the Administrative Agent may reasonably request to determine the accuracy of such calculations. For purposes of determining “Consolidated Fixed Charges” for any period, the Consolidated Interest Expense, Consolidated Principal Payments and Consolidated Rental Expenses attributable to such Permitted Dispositions described above during such period may, at the option of the Company and subject to the consent of the Administrative Agent (which shall not be unreasonably withheld), be excluded therefrom.
1.04Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06[Reserved].
1.07Benchmark Notification; Rates. Section 3.03(b) of this Agreement provides a mechanism for determining an alternative rate of interest in the event that any Benchmark is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, (a) the continuation of, administration of, submission of or calculation of, or any other matter related to, any Benchmark or any component definition thereof or rates referred to in the definition thereof, or any alternative or successor rate thereto, or replacement rate therefor (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower or any other person or entity. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS
2.01Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Company, in Dollars, on the Closing Date in an aggregate initial principal amount not to exceed the principal amount of such Lender’s Commitment. The Term Loan may be repaid or prepaid but may not be reborrowed. The Term Loan may be Base Rate Committed Loans or Term SOFR Rate Loans, as further provided herein.
2.02Borrowings, Conversions and Continuations of Loans.
(a)Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Term SOFR Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing in the case of, or continuation of, Term SOFR Rate Loans or of any conversion of Term SOFR Rate Loans to Base Rate Committed Loans or of any conversion of Base Rate Committed Loans to Term SOFR Rate Loans, and (ii) on the requested Business Day of any Borrowing in the case of Base Rate Committed Loans. Each Borrowing of, conversion to or continuation of Term SOFR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Company is requesting a Committed Borrowing or a conversion of Committed Loans from one Type to the other or a continuation of Term SOFR Rate Loans, (ii) the requested date of the applicable Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed or converted, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Company fails to provide a timely Committed Loan Notice requesting a conversion of Term SOFR Rate Loans to Base Rate Committed Loans, such Loans shall, subject to Article III, continue as Term SOFR Rate Loans. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice, then the applicable Committed Loans shall, subject to Article III, be made as, or converted to, Term SOFR Rate Loans with an Interest Period of one month. If the Company requests a Borrowing of, conversion to, or continuation of Term SOFR Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)Following receipt of a Committed Loan Notice for a Committed Borrowing, the Administrative Agent shall promptly (and in any event, at least one Business Day prior to the requested date of advance of the applicable Committed Loans) notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic continuation described in the preceding subsection. Each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01 and Section 4.02, or in any other applicable Loan Document. the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent by crediting the account of the Company on the books of PNC Bank with the amount of such funds.
(c)Except as otherwise provided herein, a Term SOFR Rate Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Rate Loan. Upon the request of the Required Lenders during the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Rate Loans.
(d)The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Rate Loans upon determination of such interest rate.
(e)After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.
(f)Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Committed Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent, and such Lender.
(g)With respect to the Term SOFR Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.
2.03[Reserved].
2.04[Reserved].
2.05Prepayments.
(a)Optional. The Company may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty subject to Section 3.06; provided that (i) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) on the date three Business Days prior to the date of the prepayment in connection with the prepayment of Term SOFR Rate Loans and (B) on the date of prepayment of such Loans in connection with the prepayment of Base Rate Committed Loans; (ii) any prepayment of Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that such notice may state that such notice is conditional upon the consummation of an Acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of any other specified event, in which case such notice of prepayment may, subject to Section 3.06, be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.. Subject to Section 2.15, each such prepayment of Committed Loans of the Lenders shall be applied in accordance with their respective Applicable Percentages. Each prepayment of the Term Loan pursuant to the foregoing shall be applied, to the remaining principal repayment installments of the Term Loan (including any payment due on the Maturity Date), on a pro rata basis. Any prepayment of a Term SOFR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.06.
(b)[Reserved].
2.06Termination or Reduction of Commitments.
(a)[Reserved].
(b)Mandatory. The aggregate unused Commitments shall be automatically and permanently reduced to zero on the date of the Borrowing of the Term Loan.
2.07Repayment of Loans. The Company shall repay the outstanding principal amount of the Term Loan on the Maturity Date
2.08Interest.
(a)Subject to the provisions of subsection (b) below, (i) each Term SOFR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)    (i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)If any amount (other than principal of any Loan) payable by the Company under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Company shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09Fees.
(a)The Company shall pay to PNC Bank Capital Markets and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the PNC Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(b)The Company shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10Computation of Interest and Fees .
(a)All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)[Reserved].
2.11Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Company and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Company shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
2.12Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by the Company shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Company hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage, (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Company shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)(i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 noon on the date of a Committed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may (but shall be under no obligation to), in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of a Committed Borrowing available to the Administrative Agent, then the applicable Lender and the

Company jointly and severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Company but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Company, the interest rate applicable to Base Rate Committed Loans. If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays its share of a Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in the applicable Committed Borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)Payments by Company; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may (but shall be under no obligation to), in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Company as provided in the foregoing provisions of this Article II, and such funds are not made available to the Company by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or to make its payment under Section 10.04(c).
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the

Committed Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase from the other applicable Lenders (for cash at face value) participations in the applicable Committed Loans or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans, as the case may be to any assignee or participant, other than an assignment, participation or sub participation to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).
The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.
2.14[Reserved].
2.15Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and in Section 10.01.
(ii)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows; first, as to any payment made in respect of principal of Loans, ratably to the principal amount of Committed Loans of other Lenders as if such Defaulting Lender had no Loans outstanding, until such time as the Outstanding Amount of Committed Loans of each Lender shall equal its pro rata share thereof based on its Applicable Percentage; second, to any amounts (including interest thereon) owed hereunder by such Defaulting Lender to the Administrative Agent; and third, to the Defaulting Lender or otherwise as required by applicable Law. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)[Reserved.]

(b)Defaulting Lender Cure. If the Company and the Administrative Agent, agree in writing in their reasonable discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase such portion of outstanding Committed Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender (and the Applicable Percentages of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
2.16[Reserved].
2.17[Reserved].
2.18[Reserved].
2.19[Reserved] .
ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01Taxes.
(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)Any and all payments by or on account of any obligation of the Company hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Company, then the Administrative Agent or the Company shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)If the Company or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Company shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)If the Company or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Company or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Company or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Company shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)Payment of Other Taxes by the Company. Without limiting the provisions of subsection (a) above, the Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)Tax Indemnifications. (i) The Company shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Company shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.
(ii)Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (y) the Administrative Agent and the Company, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Company, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Company in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause 3.01(c)(ii).
(d)Evidence of Payments. Upon request by the Company or the Administrative Agent, as the case may be, after any payment of Taxes by the Company or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Company shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Company, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Company or the Administrative Agent, as the case may be.
(e)Status of Lenders; Tax Documentation.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Company is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BENE, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BENE, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)executed copies of IRS Form W-8ECI;
(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the

Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BENE, as applicable; or
(IV)to the extent a Foreign Lender is not the beneficial owner of the applicable interest in any Credit Extension or Commitment, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-SECT, IRS Form W-8BEN or W-8BENE, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date. For purposes of determining withholding Taxes imposed under FATCA from and after the effective date of this Agreement, the Company and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans hereunder and this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(f)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines that it has received a refund of any Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 3.01, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Recipient, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Company pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.
(g)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension, or continue Term SOFR Rate Loans, or to convert Base Rate Committed Loans to Term SOFR Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Committed Loans the interest rate on which is determined by reference to the Term SOFR Rate component of the Base Rate, the interest rate on which Base Rate Committed Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Term SOFR Rate Loans of such Lender to Base Rate Committed Loans (the interest rate on which Base Rate Committed Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Base Rate) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.
3.03Inability to Determine Rates.
(a)If in connection with any request for a Term SOFR Rate Loan or a conversion to or a continuation thereof, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Benchmark Replacement has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the

Benchmark Replacement Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining the Term SOFR Rate for any requested Interest Period with respect to a proposed Term SOFR Rate Loan or in connection with an existing or proposed Base Rate Committed Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Term SOFR Rate for any requested Interest Period with respect to a proposed Term SOFR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term SOFR Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Rate Loans, or to convert Base Rate Committed Loans to Term SOFR Rate Loans, shall be suspended (to the extent of the affected Term SOFR Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR Rate component of the Base Rate, the utilization of the Term SOFR Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Company may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Rate Loans (to the extent of the affected Term SOFR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Committed Loans in the amount specified therein and (ii) any outstanding Term SOFR Rate Loans (not so revoked pursuant to the preceding clause (i)) shall be deemed to have been converted to Base Rate Committed Loans immediately at the end of their respective applicable Interest Period.
(b)Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Company and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Company of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based off of a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to Term SOFR Rate, the Company may revoke any pending request for a Loan bearing interest based on the Term SOFR Rate, conversion to or continuation of Loans bearing interest based on the Term SOFR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a Base Rate Committed Loan or conversion to Base Rate Committed Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
3.04Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender any other condition, cost or expense affecting this Agreement or Term SOFR Rate Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan, or of maintaining its obligation to make any such Loan, then, upon request of such Lender, the Company will pay to such Lender in accordance with clause (c) below such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender in accordance with clause (c) below such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Company through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Company to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.05(a), the Company may replace such Lender in accordance with Section 10.13.
3.06Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Committed Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Company (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Committed Loan on the date or in the amount notified by the Company;
(c)any assignment of a Term SOFR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Company shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.07Survival. All of the Company’s obligations under this Article III shall survive termination of the Aggregate Term Loan Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV

CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS
4.01Conditions Precedent to Effectiveness. The effectiveness of this Agreement shall be subject to the satisfaction of the following conditions precedent:
(a)The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Company, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
(i)executed counterparts of this Agreement;
(ii)a Note executed by the Company in favor of each Lender requesting a Note;
(iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Company as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;
(iv)such documents and certifications as the Administrative Agent may reasonably require to evidence that the Company is duly organized or formed, and that the Company is validly existing, in good standing and qualified to engage in business in the state of its incorporation;

(v)a favorable opinion of Parker Poe Adams & Bernstein LLP, counsel to the Company, addressed to the Administrative Agent and each Lender, in form and substance acceptable to the Administrative Agent (which shall include matters of Delaware, North Carolina and Federal Law) and such other matters concerning the Company and the Loan Documents as the Required Lenders may reasonably request;
(vi)[Reserved];
(vii)a certificate of a Responsible Officer of the Company either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Company and the validity against the Company of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(viii)a certificate signed by a Responsible Officer of the Company certifying that (A) the representations and warranties of the Company contained in Article V, in any other Loan Document, and in any other document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (B) no Default or Event of Default shall exist, (C) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (D) the Obligations constitute “Bridge Indebtedness” under (and as defined in) the Revolving and Floorplan Facility Credit Agreement, the Existing Real Estate Facility Credit Agreement and the Existing Real Estate Sidecar Facility Credit Agreement;
(ix)a certificate signed by the chief executive officer, chief financial officer, treasurer, chief accounting officer or other Responsible Officer of the Company certifying that the Company is Solvent, after giving effect to this Agreement and the other Loan Documents and the Indebtedness pursuant hereto and thereto;
(x)a duly completed Pro Forma Compliance Certificate as of the last day of the fiscal year of the Company ended on December 31, 2025, signed by a Responsible Officer of the Company;
(xi)[Reserved];
(xii)[Reserved];
(xiii)[Reserved];
(xiv)forecasts (including assumptions) prepared by the management of the Company of consolidated balance sheets, income statements and cash flow statements of the Company and its Subsidiaries in form and substance reasonably satisfactory to the Administrative Agent through fiscal year end 2026;
(xv)upon the reasonable request of any Lender, the Company shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and if the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have delivered to each Lender that so requests, a Beneficial Ownership Certification;
(xvi)(A) the audited consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2025, and (B) the internally-prepared quarterly financial statements of the Company and its subsidiaries on a consolidated basis for each fiscal quarter ending at least 45 days prior to the Closing Date and (C) such other financial information as the Administrative Agent may reasonably request; and
(xvii)such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.
(b)Any upfront fees or other fees required to be paid to the Administrative Agent, the Arranger, or any Lender on or before the Closing Date pursuant to any Loan Document or this Agreement shall have been paid.
(c)Unless waived by the Administrative Agent, the Company shall have paid all expenses of the Administrative Agent owed pursuant to the Fee Letter, including the fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).
Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than pursuant to a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Term SOFR Rate Loans) is subject to the following conditions precedent:
(a)The representations and warranties of the Company contained in Article V, in any other Loan Document, and in any other document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
(b)No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Term SOFR Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
The Company represents and warrants to the Administrative Agent and the Lenders that:
5.01Existence, Qualification and Power; Compliance with Laws. The Company and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable and other than De Minimis Subsidiaries, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all franchises and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02Authorization; No Contravention. The execution, delivery and performance by the Company of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. The Company and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clauses (b) and (c), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.03Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any other Loan Document (other than any such approval, consent, exemption, authorization, other action, notice or filing that has been obtained, taken, given or made and is in full force and effect), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.04Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Company. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company that is party thereto in accordance with its terms.
5.05Financial Statements; No Material Adverse Effect; No Internal Control Event.
(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(b)The unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries dated September 30, 2025, and the related consolidated statements of income or operations, shareholders’ equity and cash flows, and consolidating statements of income or operations, in each case for the fiscal quarter ended on that date, and in each case prior to intercompany eliminations (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the consolidated financial condition of the Company and its Subsidiaries as of the date thereof and their consolidated results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. As of the Closing Date, Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries not included in such financial statements, including liabilities for taxes, material commitments and Indebtedness.
(c)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(d)To the Company’s best knowledge, no Internal Control Event, exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (x) covenant compliance calculations provided hereunder or (y) the assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries on a consolidated basis.
5.06Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect. Schedule 5.06 (as supplemented by any written notices provided by the Company after the Closing Date pursuant to Section 6.02(a)) sets forth as of Closing Date all actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority seeking damages or other remedies in excess of the Threshold Amount or which if determined adversely, could reasonably be expected to have a Material Adverse Effect.
5.07No Default. Neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08Ownership of Property. Each of the Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.09Environmental Compliance.
(a)The Company and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and any material claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Company has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)[Reserved].
5.10Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts,

with such deductibles and covering such risks as (i) are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates and (ii) satisfy the requirements of Section 6.07.
5.11Taxes. The Company and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Company nor any Subsidiary thereof is party to any tax sharing agreement.
5.12ERISA Compliance.
(a)Each Plan, and to the knowledge of the Company, each Multiemployer Plan and Multiple Employer Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Pension Plan which is intended to be a qualified plan under Section 401(a) of the Code (i) has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code or an application for such a letter is currently being processed by the Internal Revenue Service or (ii) uses a pre-approved plan document the form of which is the subject of an IRS opinion or advisory letter received by the pre-approved plan document provider and which pre-approved plan document has been duly adopted. To the best knowledge of the Company, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or to the knowledge of the Company, any Multiemployer Plan or Multiple Employer Plan that could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has engaged in any prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, Multiemployer Plan or Multiple Employer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)(i) No ERISA Event has occurred with respect to any Pension Plan, or to the knowledge of the Company, any Multiemployer Plan or Multiple Employer Plan, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Company nor any ERISA Affiliate knows of any facts or circumstances which would cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.
(d)The Company represents and warrants as of the Closing Date that it is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans or the Commitments.
5.13Subsidiaries; Equity Interests. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding

Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or its Subsidiaries in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens. As of the Closing Date, the Company has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13. All of the outstanding Equity Interests in the Company have been validly issued and are fully paid and nonassessable.
5.14Margin Regulations; Investment Company Act.
(a)The Company is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
(b)None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15Disclosure. The Company has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Company to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
5.16Compliance with Laws. Each of the Company and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.17Intellectual Property; Licenses, Etc. The Company and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.18Books and Records. Each of the Company and each Subsidiary maintains proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied have been made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be.
5.19[Reserved].
5.20[Reserved] .

5.21Solvency. Both before and after giving effect to the Loans hereunder, the Company is Solvent. On the Closing Date, both before and after giving effect to the Loans being made on such date, the Company is Solvent.
5.22Labor Matters. As of the Closing Date, to the Company’s and its Subsidiaries’ knowledge, there are no material labor disputes to which the Company or any of its Subsidiaries may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons’ plants and other facilities.
5.23Acquisitions. As of the Closing Date and as of the date of each Permitted Acquisition, all material conditions precedent to, all consents from applicable Governmental Authorities, and all other material consents necessary to permit, such Permitted Acquisition will have been obtained, satisfied, or waived (except that (i) no conditions imposed by the Loan Documents are so waivable other than with the consent of the Required Lenders and (ii) no other conditions shall be waived if such waiver would materially adversely affect the benefits to be obtained by the Company from such Acquisition), as the case may be.
5.24Real Estate Indebtedness. The amount of any Indebtedness of the Company and its Subsidiaries secured by Liens on the real property and improvements financed thereby is no greater than eighty-five percent (85%) of the value of such real property and improvements as set forth in an appraisal of such real property and improvements prepared by an independent member of the Appraisal Institute certified appraiser in connection with such Indebtedness (which appraisal shall be delivered to Administrative Agent upon its request).
5.25Service Loaner Vehicles; Powersports Inventory. Any Service Loaner Vehicles that are financed by, or constitute collateral for, any Permitted Third Party Service Loaner Indebtedness are designated as Service Loaner Vehicles in the books of record and account of the Company and its Subsidiaries. Any Powersports Inventory that is financed by, or constitute collateral for, any Permitted Powersports Indebtedness is designated as Powersports Inventory in the books of record and account of the Company and its Subsidiaries.
5.26Permitted Third Party Service Loaner Indebtedness; Permitted Silo Indebtedness; Permitted Powersports Indebtedness. All Indebtedness for the financing of Service Loaner Vehicles provided by Service Loaner Lenders is secured solely by a Lien on said Service Loaner Vehicles so financed by the respective Service Loaner Lenders and the proceeds of such Service Loaner Vehicles. All Indebtedness for the financing of Vehicles provided by Silo Lenders is secured solely by a Lien on said Vehicles so financed by the respective Silo Lenders and the proceeds of such Vehicles. All Indebtedness for the financing of Powersports Inventory provided by Powersports Lenders is secured solely by a Lien on said Powersports Inventory so financed by the respective Powersports Lenders and the proceeds of such Powersports Inventory.
5.27OFAC. Neither the Company, nor any of its Subsidiaries, nor any director or officer thereof, nor, to the knowledge of the Company and its Subsidiaries, any employee, agent, affiliate or representative of the Company or any of its Subsidiaries, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) located, organized or resident in a Designated Jurisdiction, or (iii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority. The Company and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.
5.28Anti-Corruption Laws. The Company and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and in all material respects with applicable anti-corruption laws in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.29Affected Financial Institutions. The Company is not an Affected Financial Institution.
5.30Taxpayer Identification Number. The Company’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.
5.31Beneficial Ownership Certificate. The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
5.32Covered Entities. The Company is not a Covered Entity.
ARTICLE VI

AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:
6.01Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
(a)as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company (or if earlier, fifteen (15) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)):
(i)an audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, setting forth in comparative form the figures for the previous fiscal year, in reasonable detail and prepared in accordance with GAAP;
(ii)[Reserved];
(iii)the related audited consolidated statement of income or operations for such fiscal year setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP;
(iv)[Reserved];
(v)the related audited consolidated statements of stockholders’ equity and cash flows for such fiscal year setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP;
such consolidated financial statements to be audited and accompanied by (x) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders as to whether such financial statements are free of material misstatement, which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of material misstatement; and (y) (A) management’s assessment of the effectiveness of the Company’s internal controls over financial reporting as of the end of such fiscal year of the Company as required in accordance with Item 308 of SEC Regulation S-K expressing a conclusion which contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Required Lenders do not object, and (B) an attestation report of such Registered Public

Accounting Firm on management’s assessment of, and the opinion of the Registered Public Accounting Firm independently assessing the effectiveness of, the Company’s internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2 and Section 404 of Sarbanes-Oxley and expressing a conclusion which contains no statement that there is a material weakness in such internal controls, except for such material weakness as to which the Required Lenders do not object;
(b)as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or if earlier, five days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)):
(i)an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, in reasonable detail and prepared in accordance with GAAP;
(ii)[Reserved];
(iii)the related unaudited consolidated statement of income or operations for such fiscal quarter (and the portion of the Company’s fiscal year then ended) setting forth in each case in comparative form the figures for the corresponding fiscal quarter (and portion) of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP;
(iv)[Reserved];
(v)the related unaudited consolidated statements of stockholders’ equity and cash flows for such fiscal quarter (and the portion of the Company’s fiscal year then ended) setting forth in comparative form the figures for the corresponding fiscal quarter (and portion) of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP;
such consolidated financial statements described in this Section 6.01(b) to be unaudited and certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(c)if requested by the Administrative Agent, as soon as available, but in any event within thirty (30) days after the end of each calendar month (including December, but excluding the last month of the fiscal quarter periods described in Section 6.01(b)) of each fiscal year of the Company (or if earlier than such 30th day, five days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)):
(i)an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such calendar month, setting forth in comparative form the figures for the corresponding calendar month of the previous fiscal year, in reasonable detail and prepared in accordance with GAAP;
(ii)[Reserved];
(iii)the related unaudited consolidated statement of income or operations for such calendar month (and the portion of the Company’s fiscal year then ended) setting forth in each case in comparative form the figures for the corresponding calendar month

(and portion) of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP;
(iv)[Reserved];
(v)the related unaudited consolidated statements of stockholders’ equity and cash flows for such calendar month (and the portion of the Company’s fiscal year then ended) setting forth in comparative form the figures for the corresponding calendar month (and portion) of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP;
such consolidated financial statements described in this Section 6.01(c) to be unaudited and certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
(d)as requested by Administrative Agent, financial statements for any Special Purpose Insurance Captives.
As to any information contained in materials furnished pursuant to Section 6.02(g), the Company shall not be separately required to furnish such information under clause (a), (b), (c) or (d) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a), (b), (c) and (d) above at the times specified therein.
6.02Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
(a)Concurrently with:
(i)the delivery of the financial statements referred to in Section 6.01(a) and (b) and (if such monthly financial statements are requested by the Administrative Agent) Section 6.01(c), (A) a duly completed Compliance Certificate signed by a Responsible Officer of the Company, including the calculation of the financial covenants set forth in Section 7.11(a) and (b) and (B) a schedule (which such schedule may be included in the Compliance Certificate delivered with respect to such period) describing all actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority seeking damages or other remedies in excess of the Threshold Amount;
(ii)[Reserved];
(iii)the delivery of the financial statements referred to in Section 6.01(a), financial projections for the 12 months succeeding the date of such financial statements, such projections to be prepared by management of the Company, in form satisfactory to the Administrative Agent; and
(iv)any event described herein requiring Pro Forma Compliance, a duly completed Pro Forma Compliance Certificate (including the calculation of the financial covenants set forth in Section 7.11(a) and (b)) signed by a Responsible Officer of the Company;
(b)(i) promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to the Company that would result in a change to the list of beneficial owners identified in such certification;
(c)[Reserved];
(d)in the event of any Acquisition, the certificates and information required by Section 7.12;
(e)[Reserved];
(f)[Reserved];
(g)promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;
(h)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(i)promptly, and in any event within five Business Days after receipt thereof by the Company or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of the Company or any Subsidiary thereof;
(j)[Reserved];
(k)[Reserved]; and
(l)promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a), (b) or (c) or Section 6.02(g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail)

of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Company hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Company shall be deemed to have authorized the Administrative Agent, the Arranger, and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.
6.03Notices. Promptly notify the Administrative Agent and each Lender:
(a)of the occurrence of any Default;
(b)of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any notice or correspondence from or on behalf of the applicable franchisor, distributor or manufacturer, the Company or any Subsidiary alleging that any such event has occurred with respect to any Franchise Agreement or Framework Agreement, (iii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority which such dispute, litigation, investigation, proceeding or suspension arising under this clause (iii) has resulted or could reasonably be expected to result in a Material Adverse Effect; or (iv) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws, where the result of such event arising under this clause (iv) has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)of the occurrence of any ERISA Event with respect to a Pension Plan, and subject to notification to the Company, with respect to a Multiemployer Plan or Multiple Employer Plan;
(d)of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary;

(e)the Registered Public Accounting Firm’s determination or the Company’s determination at any time of the occurrence or existence of any Internal Control Event;
(f)[Reserved];
(g)[Reserved];
(h)of the establishment of any program providing for Permitted Third Party Service Loaner Indebtedness or Permitted Powersports Indebtedness of the Company or any Subsidiary, including notice of the name of each manufacturer or finance company providing such Indebtedness and of each Person (including the Company or any Subsidiary) able to incur Indebtedness under such program; and
(i)[Reserved].
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04Payment of Obligations. Pay and discharge as the same shall become due and payable (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, including Vehicles, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
6.05Preservation of Existence, Etc.; Maintenance of Vehicle Title Documentation. (a) Preserve, renew and maintain in full force and effect its legal existence and (other than De Minimis Subsidiaries) good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; and (d) if applicable, preserve and maintain, in accordance with its standard policies and procedures, all manufacturer statements of origin, certificates of origin, certificates of title or ownership and other customary vehicle title documentation necessary or desirable in the normal conduct of its business and maintain records evidencing which Vehicles are being used as Demonstrators and Rental Vehicles (each as defined in the Revolving and Floorplan Facility Credit Agreement).
6.06Maintenance of Properties; Repairs. (a) Maintain, preserve and protect its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
6.07Maintenance of Insurance.
(a)(i) Maintain with financially sound and reputable insurance companies not Affiliates of the Company or any Subsidiary, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business; (ii) maintain general public liability insurance at all times with financially sound and reputable insurance companies not Affiliates of the Company or any Subsidiary, against liability on account of damage to persons and property; and (iii) maintain insurance to the extent required under all applicable workers’ compensation laws and against loss by reason of business interruption with such insurance policies to be in form reasonably satisfactory to the Administrative Agent.
(b)[Reserved].
(c)[Reserved].
6.08Compliance with Laws and Contractual Obligations.
(a)Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees and all Contractual Obligations applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
(b)[Reserved].
6.09Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be, including, if applicable, books and records specifying the year, make, model, cost, price, location and vehicle identification number of each Vehicle owned by the Company or such Subsidiary.
6.10Inspection Rights; Environmental Reports.
(a)Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.
(b)[Reserved].
6.11Use of Proceeds. Use the proceeds of the Credit Extensions (i) for working capital, capital expenditures, Permitted Acquisitions and other lawful corporate purposes, including Restricted Payments permitted under Section 7.06, and (ii) to pay fees and expenses in connection with the entering into of the closing of this Agreement.
6.12[Reserved].
6.13[Reserved].
6.14[Reserved].
6.15Further Assurances. Do such acts as may be reasonably necessary, desirable, or proper to carry out more effectively the purposes of this Agreement and the Company will pay all reasonable costs connected with any of the foregoing.
6.16[Reserved].

6.17Notices regarding Indebtedness. At the time the Company enters into any Subordinated Indebtedness, Additional Unsecured Indebtedness or Bridge Indebtedness, the Company shall deliver to the Administrative Agent a certificate, in form and substance acceptable to the Administrative Agent, attaching copies of all material documentation relating to such Subordinated Indebtedness, Additional Unsecured Indebtedness or Bridge Indebtedness, stating the amount of such Indebtedness and certifying that (i) such Indebtedness complies with the requirements of Sections 7.15 and 7.09 and the definition of “Subordinated Indebtedness”, “Additional Unsecured Indebtedness” or “Bridge Indebtedness” in the Revolving and Floorplan Facility Credit Agreement, as applicable, and (ii) no Event of Default shall have occurred and be continuing or would occur as a result thereof.
6.18[Reserved].
6.19[Reserved].
6.20Anti-Corruption Laws; Sanctions. Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other similar corruption legislation in other jurisdictions and with applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.
6.21[Reserved].

ARTICLE VII

NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly:
7.01[Reserved].
7.02Investments. Make any Investments, except:
(a)Investments held by the Company or such Subsidiary in the form of cash equivalents or short-term marketable securities;
(b)advances to officers, directors and employees of the Company and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(c)Investments of the Company in any Revolving and Floorplan Facility Subsidiary Guarantor and Investments of any Revolving and Floorplan Facility Subsidiary Guarantor in the Company or in another Revolving and Floorplan Facility Subsidiary Guarantor;
(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e)Guarantees permitted by Section 7.03;
(f)Acquisitions permitted by Section 7.12;

(g)Buyer Notes obtained by the Company or a Subsidiary in connection with a Disposition permitted by Section 7.05(h), provided, however, that the aggregate amount of all such Investments at any one time shall not exceed $10,000,000;
(h)Investments made in connection with the Company’s supplemental executive retirement plan, as the same may be amended, so long as such Investments do not exceed $5,000,000 in any given calendar year;
(i)Investments in Special Purpose Insurance Captives, such Investments not to exceed $50,000,000 in the aggregate over the term of the Obligations hereunder; and
(j)other Investments not exceeding $50,000,000 in the aggregate in any fiscal year of the Company.
7.03Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness under the Loan Documents;
(b)Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Company or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
(c)Guarantees of the Company or any Revolving and Floorplan Facility Subsidiary Guarantor in respect of Indebtedness otherwise permitted hereunder of the Company or any Revolving and Floorplan Facility Subsidiary Guarantor;
(d)obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(e)Indebtedness in respect of retail installment contracts; provided, however, that the aggregate principal amount of such Indebtedness at any one time outstanding shall not exceed $5,000,000;
(f)Indebtedness in respect of finance leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets; provided, however, that (x) the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000 and (y) such Indebtedness is otherwise permitted under the Revolving and Floorplan Facility Credit Agreement;
(g)Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(h)Permitted Silo Indebtedness so long as such Indebtedness is otherwise permitted under the Revolving and Floorplan Facility Credit Agreement;
(i)Subordinated Indebtedness permitted under the Revolving and Floorplan Facility Credit Agreement;
(j)[Reserved];
(k)[Reserved];
(l)Additional Unsecured Indebtedness if both immediately prior to the issuance of such Additional Unsecured Indebtedness and after giving effect to such Additional Unsecured Indebtedness (i) no Default or Event of Default shall exist, and (ii) the Company and its Subsidiaries shall be in Pro Forma Compliance, as evidenced by a Pro Forma Compliance Certificate;
(m)unsecured Indebtedness of the Company under a bridge loan facility with a maturity that is 364 days or less from the date of the incurrence of such Indebtedness (any such Indebtedness, “Bridge Indebtedness”);
(n)Permitted Real Estate Indebtedness;
(o)Permitted Third Party Service Loaner Indebtedness;
(p)Indebtedness under the Revolving and Floorplan Facility Credit Agreement;
(q)[Reserved];
(r)Indebtedness under any “Secured Cash Management Arrangement” permitted under (and as defined in) the Revolving and Floorplan Facility Credit Agreement;
(s)Permitted Powersports Indebtedness; and
(t)unsecured Indebtedness of the Company or any Revolving and Floorplan Facility Subsidiary Guarantor owing to SRM Assurance, Ltd. in an aggregate amount for all such Indebtedness of up to the amount of surplus revenues not required by the Laws of the Cayman Islands to be held by SRM Assurance, Ltd. as reserves.
7.04Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Division), except that, so long as no Default exists or would result therefrom:
(a)any Subsidiary may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries;
(b)subject to Section 6.14, any Subsidiary may merge into or consolidate with another Person in order to consummate an Acquisition permitted by Section 7.12; provided that if the Company is a party to any such merger or consolidation, the Company is the survivor thereof;
(c)any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary;
(d)any Subsidiary may Dispose of all or substantially all of its assets to or in favor of any Person in one transaction or in a series of transactions, provided that such Disposition or Dispositions satisfy the requirements of Section 7.05; and

(e)any Subsidiary which has Disposed of all or substantially all of its assets in accordance with the terms of this Agreement may be dissolved or have its entity status terminated.
7.05Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(a)Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b)Dispositions of inventory, including inventory constituting New Vehicles or Used Vehicles, in the ordinary course of business;
(c)Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)Dispositions of property by any Subsidiary to the Company or to a Subsidiary of the Company that is a Revolving and Floorplan Facility Subsidiary Guarantor;
(e)Dispositions permitted by Section 7.04;
(f)Dispositions by the Company and its Subsidiaries of property pursuant to sale-leaseback transactions, provided that the book value of all property so Disposed of shall not exceed $350,000,000 in any fiscal year or $750,000,000 in the aggregate over the term of the Obligations hereunder;
(g)Dispositions of retail installment sales contracts and related intangible property arising from the sale or lease of vehicles, assets, or services in the ordinary course of business;
(h)Dispositions pursuant to Permitted Specified Share Exchange Transactions (≤ $350,000,000) and Permitted Specified Share Exchange Transactions (> $350,000,000); and
(i)Dispositions by the Company and its Subsidiaries not otherwise permitted under this Section 7.05; provided that at the time of such Disposition, (i) no Default shall exist or would result from such Disposition and (ii) in the case of a Disposition of a dealership Subsidiary, such Disposition is otherwise permitted under the Revolving and Floorplan Facility Credit Agreement;
provided that any Disposition pursuant to clauses (a) through (i) shall (x) be for fair market value and (y) shall only be permitted to the extent permitted under the Revolving and Floorplan Facility Credit Agreement.

7.06Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(a)each Subsidiary may make Restricted Payments to the Company and any Subsidiaries of the Company that are Revolving and Floorplan Facility Subsidiary Guarantors;
(b)the Company may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(c)any Revolving and Floorplan Facility Loan Party may make “net share settlements” of vested restricted stock for tax withholding;

(d)the Company may declare and make cash dividends in an aggregate amount per fiscal quarter of up to $0.18 per share for each share of the Company’s Qualified Capital Stock outstanding as of the quarterly record date for dividends payable in respect of such fiscal quarter (as such amount shall be adjusted for changes in the capitalization of the Company upon recapitalizations, reclassifications, stock splits, stock dividends, reverse stock splits, stock consolidations and similar transactions), provided, however, in the event a Change of Control occurs (and without waiving any Default arising from such Change of Control, or any condition to the payment of cash dividends relating to such Default), the aggregate amounts (if any) permitted to be paid in cash dividends per fiscal quarter shall not exceed the aggregate amounts of such cash dividends paid in the same fiscal quarter most recently occurring prior to such Change of Control; provided further that for the purposes of this exception, shares of Qualified Capital Stock issued for less than fair market value (other than shares issued pursuant to options or otherwise in accordance with the Company’s stock option, employee stock purchase or other equity compensation plans) shall not be deemed outstanding; and
(e)the Company may acquire its Qualified Capital Stock in connection with Permitted Specified Share Exchange Transactions (≤ $350,000,000);
(f)the Company may make additional Restricted Payments (including cash dividends not otherwise permitted by clause (d) or pursuant to Permitted Specified Share Exchange Transactions (> $350,000,000)), provided that the sum of (i) aggregate amount of such Restricted Payments which are permitted solely by virtue of this Section 7.06(f) and which are declared or made on or after March 13, 2024 (and the amount of Restricted Payments made pursuant to Permitted Specified Share Exchange Transactions (> $350,000,000) under this Section 7.06(f) shall be determined as set forth in the definition thereof) plus (ii) the aggregate amount of Subordinated Indebtedness Prepayments, Additional Unsecured Indebtedness Prepayments and Bridge Indebtedness Prepayments that are made on or after March 13, 2024, plus (iii) the aggregate amount of Investments (excluding (A) Loans and advances to the extent these have been repaid and (B) items described in clause (c) of the definition of “Investment”, provided that such items are related to the sale, service, or storage of vehicles or other related services and products) that are made on or after March 13, 2024, does not exceed the Builder Basket Amount.
7.07Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business substantially related or incidental thereto. In addition, each Special Purpose Insurance Captive is prohibited from engaging in any business other than the provision of business insurance to the Company and its Subsidiaries.
7.08Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate (including with respect to any Special Purpose Insurance Captive and any premiums paid thereto); provided that the foregoing restriction shall not apply to transactions between or among the Company and any Revolving and Floorplan Facility Subsidiary Guarantor or between and among any Revolving and Floorplan Facility Subsidiary Guarantors.
7.09Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Company or to otherwise transfer property to the Company, (ii) of any Subsidiary to Guarantee the Indebtedness of the Company, or (iii) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that (x) clauses (i), (ii) and (iii) above shall not prohibit any such restriction on Restricted Payments, Guarantees or liens incurred or provided with respect to the Excluded DOWC Account or in favor of any Revolving and Floorplan Secured Party under the Revolving and Floorplan Loan Documents, and (y) clause (iii) above shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e), (g), (n) or (s) solely to the extent any such negative pledge relates to the property financed by or securing such Indebtedness, or (z) manufacturer limitations on dividends set forth in Franchise Agreements or Framework Agreements which limitations relate to minimum capitalization requirements for dealerships; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
7.10Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
7.11Financial Covenants.
(a)Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio at any time to be less than 1.20 to 1.00.
(b)Consolidated Total Lease Adjusted Leverage Ratio. Permit the Consolidated Total Lease Adjusted Leverage Ratio at any time to be greater than 5.75 to 1.00.
7.12Acquisitions. Enter into any agreement, contract, binding commitment or other arrangement providing for a transaction which would, if consummated, constitute an Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, (each, an “Acquisition Arrangement”) unless (i) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the material line or lines of business of the Person to be acquired are substantially the same as one or more line or lines of business conducted by the Company and its Subsidiaries, or substantially related or incidental thereto, (ii) no Default or Revolving and Floorplan Facility Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition and, (iii) if the aggregate Cost of Acquisition of all Acquisitions (including such Acquisition) occurring in any fiscal year (together with any other Related Acquisition or Related Proposed Acquisition with respect to such Acquisition, whether or not occurring or expected to occur in the same fiscal year) is in excess of $65,000,000, (x) no Default would exist immediately after giving effect to such Acquisitions, (y) the Company shall have furnished to the Administrative Agent pro forma historical financial statements as of the end of the most recently completed fiscal year of the Company and most recent interim fiscal quarter, if applicable, giving effect to such Acquisition and all other Acquisitions consummated since such fiscal year end, and (z) the Company and its Subsidiaries shall be in Pro Forma Compliance after giving effect to such Acquisition, as evidenced by a Pro Forma Compliance Certificate delivered simultaneously with such pro forma historical financial statements, (iv) the Person acquired shall be a wholly-owned Subsidiary, or be merged into the Company or a wholly-owned Subsidiary, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be the Company or a wholly-owned Subsidiary), and (v) after the consummation of such Acquisition, the Company or any applicable Subsidiary shall have complied with the provisions of Section 6.14; provided that, clause (iii) of this Section 7.12 shall not apply to any agreement, contract, binding commitment or other arrangement providing for a transaction which would, if consummated, constitute an Acquisition of a Person with respect to which real property constitutes all or substantially all of the such Person’s assets.
7.13[Reserved].
7.14Amendments of Certain Indebtedness. Amend, modify or change in any manner any term or condition of any Subordinated Indebtedness, Additional Unsecured Indebtedness or Bridge Indebtedness permitted by Section 7.03(i), (l) or (m) or refinance or replace any such Indebtedness so that the terms and conditions thereof are less favorable to the Administrative Agent, and the Lenders than the terms and conditions of the relevant Indebtedness as of the later of the Closing Date or the date of incurrence thereof.
7.15Prepayments, etc, of Certain Indebtedness. Make any Subordinated Indebtedness Prepayment, Additional Unsecured Indebtedness Prepayment or Bridge Indebtedness Prepayment, except that the Company may make such Subordinated Indebtedness Prepayment, Additional Unsecured Indebtedness Prepayment or Bridge Indebtedness Prepayment, provided that (a) no Default shall have occurred and be continuing at the time of any such Subordinated Indebtedness Prepayment, Additional Unsecured Indebtedness Prepayment or Bridge Indebtedness Prepayment or would result therefrom, and (b) the sum of (i) aggregate amount of such Subordinated Indebtedness Prepayments, Additional Unsecured Indebtedness Prepayments or Bridge Indebtedness Prepayment made on or after March 13, 2024 plus (ii) the aggregate amount of Restricted Payments permitted by Section 7.06(f) that are declared or made on or after March 13, 2024, plus (iii) the aggregate amount of Investments (excluding (A) Loans and advances to the extent these have been repaid and (B) items described in clause (c) of the definition of “Investment”, provided that such items are related to the sale, service, or storage of vehicles or other related services and products) that are made on or after the date hereof, does not exceed the Builder Basket Amount.
7.16[Reserved].
7.17[Reserved].
7.18[Reserved].
7.19[Reserved].
7.20[Reserved].
7.21[Reserved].
7.22Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise) of Sanctions.
7.23[Reserved].
7.24Anti-Corruption Laws. Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other similar anti-corruption legislation in other jurisdictions.
7.25Post-Closing Requirements. Fail to satisfy any of the requirements set forth on Schedule 7.25 within the time period specified therein.
ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES
8.01Events of Default. Any of the following shall constitute an Event of Default (each an “Event of Default”):
(a)Non-Payment. The Company fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02(a), (b), (c) or (d), 6.03, 6.05, 6.10 or 6.11 or Article VII; or

(c)Other Defaults. The Company fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the giving of written notice to the Company specifying the alleged default; or
(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts but including Permitted Silo Indebtedness and Permitted Powersports Indebtedness) having a principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), either individually or in the aggregate for all Indebtedness for which a payment default then exists, of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs (each, an “Other Event”), the effect of which default or Other Event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness in excess of the Threshold Amount (either individually or in the aggregate for all Indebtedness for which a covenant default then exists) to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that, the mere fact that any Indebtedness is a “demand obligation” and payment thereof may be demanded at any time (whether or not any Person has defaulted thereunder) shall not, by itself, constitute an “Other Event,” but the demand for payment thereof shall constitute an “Other Event”; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(f)Insolvency Proceedings, Etc. The Company or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(g)Inability to Pay Debts; Attachment. (i) The Company or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
(h)Judgments. There is entered against the Company or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold

Amount (in each case, to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan, Multiemployer Plan or Multiple Employer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan, Multiple Employer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000; or
(j)Invalidity of Loan Documents. (i) Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or (ii) the Company or any other Person contests in any manner the validity or enforceability of any Loan Document; or the Company denies that it has any or further liability or obligations under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(k)Change of Control. There occurs any Change of Control; or
(l)Franchise Agreements. (i) Any Franchise Agreement is terminated or suspended or expires and a replacement for such Franchise Agreement is not entered into within 30 days of such termination, suspension or expiration, or (ii) there occurs a default by any Person in the performance or observance of any term of any Franchise Agreement which is not cured within any applicable cure period therein, , except in each case referred to in clauses (i) and (ii) to the extent such termination, suspension, expiration or default (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect; provided that, in the event a Franchise Agreement expires in accordance with its terms, if and for so long as the respective dealership Subsidiary and manufacturer or distributor are negotiating in good faith to renew such Franchise Agreement, and the respective manufacturer or distributor has not taken (and is not reasonably expected to take) any action to terminate such Franchise Agreement, such expiration shall not by itself be considered an Event of Default under this Section 8.01(l); or
(m)Revolving and Floorplan Facility Event of Default; Existing Real Estate Facility Event of Default; Existing Real Estate Sidecar Facility Event of Default. (i) A Revolving and Floorplan Facility Event of Default shall occur and be continuing, (ii) an Existing Real Estate Facility Event of Default shall occur and be continuing, or (iii) an Existing Real Estate Sidecar Facility Event of Default shall occur and be continuing.
8.02Remedies Upon an Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(i)declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(ii)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;
(iii)[Reserved]; and

(iv)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
8.03Application of Funds. After the exercise of remedies provided for in this Article VIII (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Third payable to them;
Third, to payment of that portion of the Obligations constituting interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of all other Obligations of the Company owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the Lenders, or any of them, on such date, ratably based on the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Lenders on such date; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.
ARTICLE IX

ADMINISTRATIVE AGENT
9.01Appointment and Authority.
(a)Each of the Lenders hereby irrevocably appoints PNC Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Company shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)[Reserved].
9.02Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Company or any of its Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, the Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;
(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or, in each case, such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company or a Lender; and
(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) [reserved], or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(a)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(b)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions take in connection with transferring the agency to any successor Administrative Agent.
(c)[Reserved].
9.07Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Company of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender as to any matter, including whether the Administrative Agent or any Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunner, any Arranger, the Syndication Agent or the Co-Documentation Agents, if any, listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
9.09Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Company, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise.
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10 and 10.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.10[Reserved].
9.11[Reserved].
9.12[Reserved].
9.13Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Company, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
9.14Erroneous Payments.
(a)If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender, or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.14(b).
(c)Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class of Loans (as applicable) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Company) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Company or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the

Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Company for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on "discharge for value" or any similar doctrine
(g)Each party's obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE X

MISCELLANEOUS
10.01Amendments, Etc.. Subject to Section 3.03(b) and the last paragraph of this Section 10.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company therefrom, shall be effective unless in writing signed by the Required Lenders and the Company, and acknowledged by the Administrative Agent (such acknowledgement not to be unreasonably withheld or delayed), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
(b)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(c)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Term Loan Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d)reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
(e)change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(g)[Reserved];
(h)[Reserved];
(i)[Reserved]; or
(j)except to the extent expressly permitted herein as of Closing Date, subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation without the written consent of each Lender, except any “debtor in-possession” facility.
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the PNC Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of all Lenders other than Defaulting Lenders), except that (x) the Commitment or Loans of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification described in clauses (a) through (j) of this Section 10.01 requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) without the consent of any Lender (but with the consent of the Company and Administrative Agent) if, upon giving effect to such amendment (or amendment and restatement), such Lender shall no longer be a party to this Agreement (as so amended (or amended and restated)), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Company may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Company to be made pursuant to this paragraph).

Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

10.02Notices; Effectiveness; Electronic Communication.
(a)Notices; Effectiveness; Electronic Communications. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Company or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)Change of Address, Etc. Each of the Company and the Administrative Agent, may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.
(e)Reliance by Administrative Agent and Lenders. The Administrative Agent, and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices and Notice of Loan Prepayment) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Company shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights under applicable Laws (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Company under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and each of its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights, including any audit fees incurred when conducting any audit of the Company during the continuance of any Event of Default (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its

Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage or other applicable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Company shall not assert, and the Company hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct.
(e)Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Term Loan Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Administrative Agent or any other Lender, or the Administrative Agent or any other Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee

Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment assigned under the Term Loan Facility.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
(C)[Reserved]; and
(D)[Reserved].
(iv)Assignment and Assumption. The parties to each permitted assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, provided however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any Affiliates or Subsidiaries of the Company, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Company (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Company at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Company, or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.05 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.05 with respect to any Participant. Each Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and .stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)[Reserved].
(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under any of its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
10.07Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this

Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Company or violating the terms of this Section 10.07. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information contained in this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08[Reserved].
10.09Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10[Reserved].
10.11Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.05, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)the Company shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with applicable Laws; and
(e)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
Notwithstanding anything in this Section 10.13 to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

10.14Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NORTH CAROLINA.
(b)SUBMISSION TO JURISDICTION. THE COMPANY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NORTH CAROLINA SITTING IN MECKLENBURG COUNTY AND OF THE UNITED STATES FOR THE WESTERN DISTRICT, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NORTH CAROLINA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15Waiver of Jury Trial; Binding Arbitration.
(a)Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
(b)Binding Arbitration.
(i)Agreement to Arbitrate. Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document (“Disputes”), between or among parties hereto and to the other Loan Documents shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, disputes as to whether a matter is subject to arbitration, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents. The parties hereto do not waive any applicable Federal or state substantive Law (including the protections afforded to banks under 12 U.S.C. Section 91 or any similar applicable state Law) except as provided herein. A judgment upon the award may be entered in any court having jurisdiction.
(ii)General Rules of Arbitration. Any arbitration proceeding will (A) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents between the parties, (B) be conducted by the American Arbitration Association (the “AAA”), or such other administrator as the parties shall mutually agree upon, in accordance with the commercial dispute resolution procedures of the AAA, unless the claim or counterclaim is at least $1,000,000 exclusive of claimed interest, arbitration fees and costs, in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Arbitration Rules”) and (C) proceed in a location in Charlotte, North Carolina selected by the AAA. The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitations shall apply to any Dispute. If there is any inconsistency between the terms hereof and the Arbitration Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Notwithstanding anything in the foregoing to the contrary, any arbitration proceeding demanded hereunder shall begin within ninety (90) days after such demand thereof and shall be concluded within one hundred twenty (120) days after such demand. These time limitations may not be extended unless a party hereto shows cause for extension and then such extension shall not exceed a total of sixty (60) days.
(iii)Arbitrators. Any arbitration proceeding in which the amount in controversy is $5,000,000 or less will be decided by a single arbitrator selected according to the Arbitration Rules, and who shall not render an award of greater than $5,000,000. Any dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the jurisdiction of the state where the hearing will be conducted or a neutral retired judge of the jurisdiction, state or federal, of the state where the hearing will be conducted, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. In any arbitration proceeding, the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions that are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive Law of the State of North Carolina and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure or other applicable Law.
(iv)Preservation of Certain Remedies. Notwithstanding the preceding binding arbitration provisions, the parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (A) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (B) all rights of self-help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (C) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (D) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.
10.16USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the Act. The Company shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
10.17[Reserved].
10.18No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Company or its Affiliates. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.19[Reserved].
10.20Electronic Execution of Assignments and Certain Other Documents. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Company and each of the Administrative Agent and the Lenders agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and the Company may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and the Company shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Company without further verification and (b) upon the request of the Administrative Agent or the Company, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

The Company hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent for any liabilities arising solely from the Administrative Agent’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Company to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.21Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.22Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
10.23ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.
COMPANY:
SONIC AUTOMOTIVE, INC.,
a Delaware corporation
By: /s/ Heath R. Byrd_________________________
Name:    Heath R. Byrd
Title:    Executive Vice President and Chief Financial Officer
BRIDGE FACILITY CREDIT AGREEMENT
(Sonic Automotive, Inc.)

ADMINISTRATIVE AGENT AND LENDERS:
PNC BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent
By: /s/ Michael Bruschi___________________
Name:    Michael Bruschi
Title:    Senior Vice President
BRIDGE FACILITY CREDIT AGREEMENT
(Sonic Automotive, Inc.)